Exhibit 10.4

SHARE PURCHASE AGREEMENT

BY AND AMONG

TAOBAO HOLDING LIMITED

HQG, INC.

NETEASE E-COMMERCE, INC.

and

NETEASE, INC.

Dated as of September 6, 2019

i

ii

Section 10.2	Governing Law	74
Section 10.3	Arbitration	74
Section 10.4	Entire Agreement; Amendments and Waivers	76
Section 10.5	Amendments and Waivers	76
Section 10.6	Specific Performance	76
Section 10.7	Notices	76
Section 10.8	Severability	77
Section 10.9	Binding Effect; Assignment	77
Section 10.10	Non-Recourse	78
Section 10.11	Counterparts	78

SCHEDULES AND EXHIBITS

Schedule A	List of Outgoing Directors
Schedule B-1	Balance Sheet Date Net Debt Calculation Principles
Schedule B-2	Net Working Capital Calculation Principles
Schedule C	List of Exempted Businesses
Schedule D-1	List of Group Company Award Grantees
Schedule D-2	List of NetEase Group Award Grantees
Schedule E	List of Non-Solicit Persons
Schedule F	List of Intellectual Property to be De-registered
Schedule G	List of Offshore Group Companies for which Directors will be Replaced at Closing
Schedule H	Disclosure Schedule
Schedule I	Licensed Back Intellectual Property
Schedule J	Certain Offer Letter Information
Schedule K	Warrantor Transferred IP
Schedule L	Group Company Transferred IP
Exhibit A	Form of Resignation and Release Letters
Exhibit B	Form of Instrument of Transfer
Exhibit C	Form of Transitional Services Agreement
Exhibit D	Form of Onshore Equity Transfer Agreement
Exhibit E	Form of Termination Agreements
Exhibit F	Form of Replacement Control Agreements
Exhibit G	Form of NetEase Agreement
Exhibit H	Form of Non-compete Undertaking
Exhibit I	Form of Waiver Letter
Exhibit J	Form of Related Party Termination Agreement

iii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of September 6, is entered into by and among (i) Taobao Holding Limited, a company incorporated under the Laws of the Cayman Islands (the “Purchaser”), (ii) HQG, Inc., a company incorporated under the Laws of the Cayman Islands (the “Company”), (iii) NetEase E-Commerce, Inc., a company incorporated under the Laws of the Cayman Islands (the “Seller”), and (iv) NetEase, Inc., a company incorporated under the Laws of the Cayman Islands (the “Seller Parent”).

W I T N E S S E T H:

WHEREAS, the Seller owns 85,000,000 Shares, representing 100% of the issued Shares of the Company (the “Purchased Shares”);

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Purchased Shares, on the terms and subject to the conditions set forth herein; and

WHEREAS, the Seller Parent holds 100% of the equity interests in the Seller.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, and intending to be legally bound, the Parties hereby agree as follows:

Article I

Definitions

Section 1.1                                    Certain Definitions.  For the purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounting Firm” has the meaning ascribed to it in Section 2.7(a).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Government Authority.

“Affiliate” means, (a) with respect to any Person that is an individual, his or her Immediate Family Members and (b) with respect to any Person that is not an individual, any other Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Affiliated Persons” means the Company or its Affiliates, or any of their shareholders, directors, supervisors, executives, employees, agents, consultants, service providers, or any other party acting on behalf of the Persons identified above.

“Agreed Enterprise Value” means an amount equal to US$2.0 billion.

“Agreement” has the meaning ascribed to it in the Preamble.

“Alibaba Group” means Alibaba Group Holding Limited, a company listed on the New York Stock Exchange under the ticker symbol “BABA.”

“Alibaba Shares” means ordinary shares of Alibaba Group, par value US$0.000025 per share.

“Annual Consolidated Financial Statements” has the meaning ascribed to it in Section 3.7(a).

“Anti-Corruption Laws” has the meaning ascribed to it in Section 3.15(d).

“Applicable Accounting Standard” means GAAP, applied consistently with the accounting principles, standards, methodologies, assumptions and policies that were used in the preparation of the Financial Statements.

“Award Grantees” means, collectively, the Group Company Award Grantees and the NetEase Group Award Grantees.

“Balance Sheet Date” means August 31, 2019.

“Benefit Plan” has the meaning ascribed to it in Section 3.17.

“Big Four” means Deloitte Touche Tohmatsu, Ernst & Young, KPMG and PricewaterhouseCoopers and their respective PRC Affiliates.

“Business” means, in respect of a Group Company, the business of such Group Company as currently conducted and as proposed to be conducted and, in respect of the Group Companies, the businesses of the Group Companies as currently conducted.

“Business Day” means a day that is not a Saturday or Sunday or any other day on which banks in the PRC or Hong Kong are required or authorized to be closed.

“Business Partners” has the meaning ascribed to it in Section 3.15(e).

“Calculation Principles” means (a) with respect to the Net Debt, the calculation principles and procedures set forth in Schedule B-1 hereto; and (b) with respect to the Net Working Capital, the calculation principles and procedures set forth in Schedule B-2 hereto; in the cases of (a) and (b), the component items of which shall be determined on a basis consistent with the Applicable Accounting Standard. For the avoidance of doubt, no item taken into account in the calculation of Net Debt pursuant to Schedule B-1 shall be included in the calculation of Net Working Capital pursuant to Schedule B-2, and vice versa.

“Circular 7” means Circular No. 7 issued by the PRC State Administration of Taxation on February 3, 2015, titled “Circular on Certain Questions relating to the Enterprise Income Tax of Indirect Transfers of Assets by Non-Resident Enterprises (关于非居民企业间接转让财产企业所得税若干问题的公告)”, and any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

“Closing” has the meaning ascribed to it in Section 2.3.

“Closing Examination” has the meaning ascribed to it in Section 2.7(a).

“Closing Examination Final Purchase Price” has the meaning ascribed to it in Section 2.7(a).

“Closing Date” has the meaning ascribed to it in Section 2.3.

“Closing Statement” has the meaning ascribed to it in Section 2.7(a).

“Company” has the meaning ascribed to it in the Preamble.

“Company Fundamental Warranties” has the meaning ascribed to it in Section 7.2(a).

“Company Intellectual Property” has the meaning ascribed to it in Section 3.12(a).

“Company IP Agreements” means (a) licenses of Company Intellectual Property by any Group Company to any third party, (b) licenses of Intellectual Property by any third party to any Group Company, (c) agreements between any Group Company and any third party relating to the development or use of Intellectual Property, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property.

“Company Representatives” has the meaning ascribed to in Section 3.15(d).

“Company Share Awards” means the share-based awards granted under the Company Share Incentive Plan.

“Company Share Incentive Plan” means the HQG, Inc. 2015 Share Incentive Plan, as amended from time to time.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, franchise, Permit or license (whether written or oral).

“Control” (including the terms “Controlled by” and “under common Control with”) with respect to any Person means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the management, policies or affairs of such Person, whether through ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

“Control Documents” has the meaning ascribed to it in Section 3.5(c).

“Cyber Security and Data Protection Related Laws” means laws and regulations relating to cyber security, Personal Information protection and Important Data protection that apply to the Business and dealings of any Group Company, including but not limited to PRC Laws, regulations and national standards relating to cyber security, Personal Information protection, the General Data Protection Regulation of European Union, and any other applicable law and regulation relating to cyber security and data protection in any other country.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Exhibit H.

“Drug Administration Laws” means all applicable Laws relating to selling drugs and displaying drugs and medical devices related information on the internet, including without limitation, the Drug Administration Law of the PRC (中华人民共和国药品管理法) and Interim Administration on Approval of Internet Drug Transaction Services (互联网药品交易服务审批暂行规定).

“E-commerce Laws” means all applicable Laws relating to e-commerce platforms that provide online data processing and transaction services and entities that sell products on such e-commerce platforms, including without limitation, the E-commerce Law of the PRC (中华人民共和国电子商务法), Notice of the Ministry of Commerce, the National Development and Reform Commission, and the Ministry of Finance on Improving the Supervision over Cross-border E-commerce Retail Imports (商务部、发展改革委、财政部等关于完善跨境电子商务零售进口监管有关工作的通知) and Administrative Measures for Online Trading (网络交易管理办法).

“Environmental Law” means all applicable Laws relating to the protection, conservation and recovery of the environment, as well as the sustainable use of natural resources in order to enhance the lives of individuals, thus procuring for public health and safety.

“ESOP Fees” means RMB1,471,795,673, the total amount of payment to be made by the Purchaser’s PRC Affiliate(s) to the Seller’s PRC Affiliate(s) and the relevant Group Company Award Grantees, as applicable, in the PRC in RMB.

“Estimated Balance Sheet Date Net Debt” has the meaning ascribed to it in Section 2.2(a)(i).

“Estimated Balance Sheet Date Net Working Capital” has the meaning ascribed to it in Section 2.2(a)(iii).

“Estimated Purchase Price” has the meaning ascribed to it in Section 2.2(a)(iv).

“Estimated Reference Date Net Working Capital” has the meaning ascribed to it in Section 2.2(a)(ii).

“Exempted Business” has the meaning ascribed to it in Section 6.18.

“Existing Articles” means the Memorandum and Articles of Association of the Company adopted on September 30, 2014, as may be amended from time to time.

“Expert” has the meaning ascribed to it in Section 6.13(f).

“Filing Agent” has the meaning ascribed to it in Section 6.8(a).

“Final Balance Sheet Date Net Debt” has the meaning ascribed to it in Section 2.7(a).

“Final Balance Sheet Date Net Working Capital” has the meaning ascribed to it in Section 2.7(a).

“Final Purchase Price” has the meaning ascribed to it in Section 2.7(e).

“Final Purchase Price Determination Date” has the meaning ascribed to it in Section 2.7(e).

“Final Reference Date Net Working Capital” has the meaning ascribed to it in Section 2.7(a).

“Financial Statements” has the meaning ascribed to it in Section 3.7(a).

“First Installment Payment” has the meaning ascribed to it in Section 2.2(b).

“Food Safety Laws” means Laws relating to selling food on the internet, including without limitation, Food Safety Laws of the PRC (中华人民共和国食品安全法), Administrative Measures for Food Distribution Licensing (食品经营许可管理办法) and Measures for the Investigation and Handling of Illegalities of Online Food Safety (网络食品安全违法行为查处办法).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Authority” means supranational, national, federal, state, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, state, municipal or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative, judicial or arbitral authority, and any securities exchange on which the securities of any Party or its Affiliates are listed.

“Government Entity” means any (a) Government Authority, (b) public international organization, (c) any agency, division, bureau, department or other sector of any government, entity or organization described in the foregoing subsections (a) or (b) of this definition, (d) any state-owned or state-controlled enterprise or (e) any company, business, enterprise or other entity owned or controlled by any government, entity or organization described in subsections (a), (b), (c) or (d) of this definition.

“Government Official” means (a) any officer, employee or other individual acting in an official capacity for a Government Authority or agency or instrumentality thereof (including any state-owned or state-controlled enterprise) (e.g., legislative, administrative, judicial, military or public education departments) at any level (e.g., county and municipal level, provincial or central level), or any department or agency thereof; (b) political party officials and candidates for political office; (c) directors, officers and employees of state-owned, state-controlled or state-operated enterprises; (d) officers, employees and other persons working in an official capacity on behalf of any public international organization (regardless of seniority), e.g., the United Nations or the World Bank; or (e) close relatives of persons identified above (e.g., parents, children, spouse and parents-in-law), close friends and business partners.

“Qualifying Grantees” means (a) with respect to the individuals listed in Part A of Schedule D-2, those that have entered into both the NetEase Agreement and the Waiver Letter, (b) with respect to the individuals listed in Part B of Schedule D-2 who have been granted no less than 500 Company Share Awards, those that have entered into both the Undertaking Letter and the Waiver Letter, and (c) with respect to the individuals listed in Part B of Schedule D-2 who have been granted less than 500 Company Share Awards, those that have entered into (i) the Waiver Letter, and (ii) the Undertaking Letter or a written confirmation to waive any rights to payment in connection with or arising from the Company Share Awards.

“Group Companies” means the Company and any Person (other than a natural person) (i) that is directly or indirectly Controlled by the Company, or (ii) whose results of operation and financial condition are consolidated with those of the Company for financial reporting purposes in accordance with the Applicable Accounting Standard. For the avoidance of doubt, Group Companies shall include Hangzhou Youmai, Zhejiang Anxiong and Ningbo Youmai.

“Group Company Award Grantees” means the Persons set forth in Schedule D-1 hereto that have been granted the Company Share Awards and/or NetEase RSUs in accordance with the Company Share Incentive Plan and the 2009 Restricted Share Unit Plan of NetEase, Inc., as applicable.

“Hangzhou Wuweixiong” means NetEase Wuweixiong (Hangzhou) Technology Co., Ltd. (网易无尾熊（杭州）科技有限公司).

“Hangzhou Youmai” means Hangzhou Youmai Internet Technology Co., Ltd. (杭州优卖网络科技有限公司).

“Hangzhou Youmai Technology” means Hangzhou Youmai Technology Co., Ltd. (杭州优买科技有限公司).

“HKIAC Rules” has the meaning ascribed to it in Section 10.3(a).

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Immediate Family Members”, with respect to any natural Person, means (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological) and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing.

“Important Data” means any data that is closely related to national security, economic development and public interest.

“Indebtedness” of any Person means, without duplication, (a) the principal of and, accreted value, accrued and unpaid interest, prepayment premiums or penalties and fees and expenses or similar breakage costs or other fees required to be paid under such indebtedness to be satisfied and discharged in full in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations (contingent or otherwise) of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention in the ordinary course of business consistent with the past practice of such Person); (c) all capitalized lease obligations; (d) all obligations and Liabilities payable upon termination of interest rate protection agreements, foreign currency exchange agreements or other interest rate or exchange rate hedging or swap arrangements; (e) all obligations of the type referred to in subsections (a) through (d) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (f) all obligations of the type referred to in subsections (a) through (e) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Party” has the meaning ascribed to it in Section 9.2(c)(i).

“Indemnifying Party” has the meaning ascribed to it in Section 9.2(c)(i).

“Indemnity Withheld Amount” means the higher of (a) twenty percent (20%) of the Estimated Purchase Price, and (b) US$200 million.

“Intellectual Property” means any and all (a) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (b) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (c) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, Software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (d) URLs, web sites, web pages and any part thereof, (e) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (f) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (g) the goodwill symbolized or represented by the foregoing.

“Intellectual Property Laws” means all applicable Laws relating to Intellectual Property in all applicable jurisdictions.

“Interim Consolidated Financial Statements” has the meaning ascribed to it in Section 3.7(a).

“Knowledge of the Warrantors” means the actual knowledge of William Lei Ding, Charles Zhaoxuan Yang, Lei Zhang and the other Senior Managers, and knowledge they ought to have if each of them had made due and careful enquiries of any director, other officer or employees of any Group Company who are directly reporting to such Persons.

“Law” means any foreign, federal, state, municipal or local law, statute, code, ordinance, rule, decree, regulation or any common law of any Government Authority or jurisdiction.

“Leakage” means (a) any dividend or distribution (whether in cash or in kind) or any payments in lieu of any dividend or distribution, declared, paid or made; (b) any redemption, repurchase, repayment or return of shares or other securities, or return of capital (whether by reduction of capital or otherwise and whether in cash or in kind); (c) any payments made, or agreed to be made to the benefit of the Seller or any of its Affiliates (including any management, monitoring or other shareholder’s or directors’ fees or bonuses or payments of a similar nature); (d) any amount owed to any Group Company by the Seller or any of its Affiliates which has been waived; (e) any asset which has been transferred by any Group Company to the Seller or any of its Affiliates; (f) any fees, costs or expenses of the Seller or any of its Affiliates (including the Group Companies), relating to the transactions contemplated hereby (including any fees, expenses and costs of legal counsel, investment bankers, brokers, accountants and other representatives and consultants), which have been paid or incurred, by or on behalf of any Group Company to or for the benefit of the Seller or any of its Affiliates; (g) any change-of-control, transaction bonus, retention payment, severance or similar amounts payable by any Group Company to any director, officer, employee, consultant or independent contractor in connection with the entry into or consummation of the transactions contemplated hereby; (h) any amendment of the terms of its borrowing or indebtedness in the nature of borrowing owed by any Group Company to the Seller or any of its Affiliates that would result in additional payment by the Group Companies; (i) any liabilities which have been assumed or incurred (or any guarantee or indemnity or similar arrangement given in respect thereof) for the benefit of the Seller or any of its Affiliates; (j) any agreement, understanding or arrangement entered into (whether with the Seller or any of its Affiliates) whereby the person directly benefitting from any of the matters referred to in subsections (a) through (i) above confers (directly or indirectly) a benefit to the Seller or any of its Affiliates, and (k) any agreement or commitment by any Group Company to do any of the things set out in subsections (a) through (j) above; but, in each case, not including any Permitted Leakage. For the purposes of this definition, an Affiliate of the Seller shall not include a Group Company.

“Leakage Amount” means the amount in respect of any Leakage which has accrued or been paid, incurred, assumed, indemnified, waived or committed by any Group Company between the Balance Sheet Date and the Closing Date.

“Leakage Notice” has the meaning ascribed to it in Section 6.13(c).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings or investigations (whether civil or criminal, judicial or administrative, at law or in equity, or public or private) by or before a Government Authority.

“Liability” means any indebtedness, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including those arising under any Law, Order, Legal Proceeding or Contract and including all costs and expenses relating thereto.

“Licensed Intellectual Property” means Intellectual Property licensed to any Group Company pursuant to the Company IP Agreements to which it is a party.

“Lien” means any lien (including, without limitation, tax lien), encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, restrictive covenant, right of first refusal, right of first offer, easement, servitude or restriction of any kind, including, without limitation on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Lock-up Period” has the meaning ascribed to it in Section 6.21.

“Long Stop Date” means the date that is one (1) month after the date hereof.

“Losses” has the meaning ascribed to it in Section 9.2(a).

“Material Adverse Effect” means (x) with respect to the Warrantors or the Company, any change, circumstance, condition, event or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (a) the Business, operations, assets, Liabilities, condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole; or (b) the ability of the Company or any Warrantor to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder and under any other Transaction Documents without any material delay; provided, however, that with respect to subsection (a) only, none of the following, either alone or in combination, shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur: (i) changes in the economy or financial markets generally in the PRC; (ii) changes that are the result of factors generally affecting the industry in which the Group Companies operate; (iii) changes in any Law of general applicability or in GAAP or other accounting standards or interpretations thereof used by the Group Companies after the date hereof; (iv) changes resulting from any weather event or natural disaster, or any outbreak of illness or other public health event, in the PRC, whether or not caused by any Person (other than the Warrantors, Group Companies or any of their respective Affiliates); (v) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities or any acts of war, trade war or terrorism or any other national or international calamity, crisis or emergency); (vi) any failure by the Group Companies to meet any estimates of revenues or earnings for any period ending on or after the date hereof and prior to the Closing; provided, that the exception in this subsection (vi) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect; (vii) any action or inaction by the Warrantors or Group Companies taken or omitted to be taken at the Purchaser’s express written request after the date hereof; or (viii) any action taken by the Warrantors or Group Companies which is expressly required by this Agreement; provided, further, that, with respect to subsections (i) through (v), such change, event, circumstance or development (as the case may be) shall not be excluded from determining whether a Material Adverse Effect has occurred or would be reasonably be likely to occur to the extent any such change, event, circumstance or development (as the case may be) has a disproportionate effect on the Business compared to other businesses of similar size operating in the industry of in which the Group Companies operate; and (y) with respect to the Purchaser, any change, circumstance, condition, event or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the ability of the Purchaser to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder and under any other Transaction Documents without any material delay.

“Material Contract” has the meaning ascribed to it in Section 3.14(a).

“Net Debt” means an amount in US$ that equals: (a) the sum of the amounts attributable to each of the line items under the heading “indebtedness” in Schedule B-1 as of such time, minus (b) the sum of the amounts attributable to each of the line items under the heading “Cash and Cash Equivalents” in Schedule B-1 as of such time, calculated in accordance with the Calculation Principles.

“Net Working Capital” means an amount in US$ that equals the sum of the amounts attributable to each of the line items set forth in Schedule B-2 as of such time, calculated in accordance with the Calculation Principles.

“NetEase Agreement” means the agreement to be entered into by and between the Seller Parent and each of the individuals listed in Part A of Schedule D-2 in the form set forth in Exhibit G hereto.

“NetEase Group Award Grantees” means the Persons set forth in Schedule D-2 hereto (with the names of the individuals listed in Part B redacted) that are employed by the Seller Parent or its Affiliates (excluding the Group Companies) and have been granted the Company Share Awards in accordance with the Company Share Incentive Plan.

“NetEase RSUs” means the restricted share units granted under the 2009 Restricted Share Unit Plan of NetEase, Inc.

“NetEase Yanxuan” means NetEase Yanxuan Trading Co., Ltd. (网易严选贸易有限公司) or another Affiliate of the Seller that operates the e-commerce platform NetEase Yanxuan (网易严选).

“Ningbo Youmai” means Ningbo Youmai E-commerce Co., Ltd. (宁波优买电子商务有限公司), in which HQG, Limited owns 50% of the equity interest.

“Non-compete Undertaking” means the non-compete undertaking to be executed by each of the individuals listed in Part B of Schedule D-2 hereto for the benefit of the Purchaser and its Affiliates in the form set forth in Exhibit H hereto.

“Offshore Group Company” means each Group Company that is incorporated outside the PRC.

“Offshore Shareholder Loans” means the shareholder loans extended by the Seller or its offshore Affiliates (excluding the Group Companies) to the Offshore Group Companies with a total principal amount of (a) RMB 4,918,914,422, plus (b) EUR 2,721,846, plus (c) HK$ 525,905,618.  For the avoidance of doubt, the Offshore Shareholder Loans have not accrued, and shall not accrue, any interests thereon.

“Onshore Equity Transfers” has the meaning ascribed to it in Section 2.4(i).

“Onshore Purchase Price” has the meaning ascribed to it in Section 2.4(i).

“Onshore Shareholder Loans” means the shareholder loans extended by the Seller’s Affiliates (excluding the Group Companies) established in the PRC to the PRC

Group Companies with a total principal amount of RMB1,591 million and accrued interests of RMB51,006,498 as of the Closing.

“Order” means any written order, injunction, judgment, decree, legally binding notice, ruling, writ, assessment or arbitration award of a Government Authority.

“Outgoing Directors” means the individuals indicated as an “Outgoing Director” in Schedule A hereto.

“Party” means a party to this Agreement.

“Permit” means any approval, authorization, consent, license, permit or certificate of or issued by a Government Authority.

“Permitted Leakage” means (a) any Leakage in relation to, or arising from, any payment made or agreed to be made or liability incurred in respect of any matter undertaken at the written request of the Purchaser; (b) payments in respect of compensation for employment services rendered or for holding an office as director of any Group Company, employment-related benefits and expense reimbursement, in each case to the extent made in the ordinary course of business consistent with past practice; (c) any Leakage in respect of the cancellation, termination or forfeiture of the Company Share Awards or NetEase RSUs as required by the Transaction Documents and having been included in the ESOP Fees; (d) any Leakage arising from any transaction that is at least as favorable to the Group Companies as would have been obtainable by it at the time in a comparable arm’s-length transaction with an unrelated party as set forth in Section 3.18 of the Disclosure Schedule, and (e) any other payment specifically agreed by the Purchaser in writing after the date hereof as Permitted Leakage.

“Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges (A) not yet delinquent (or which may be paid without interest or penalties) or (B) the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or other accounting standards used by the Group Companies; (ii) mechanics’, materialmens’, warehousemans’, landlords’, carriers’, workers’, repairers’ and similar Liens granted, arising or incurred in the ordinary course of business or the amount or validity of which is being contested in good faith by appropriate proceedings in the ordinary course of business; (iii) pledges, deposits or other Liens to the performance of leases incurred or made in the ordinary course of business; (iv) zoning, building code, entitlement and other land use and environmental Laws by any Governmental Entity and that would not, individually or in the aggregate, reasonably be likely to materially impair the value, current occupancy or current use of a Party’s leased or owned real property; (v) non-exclusive licenses to and covenants not to sue under Intellectual Property granted in the ordinary course of business; (vi) any matters of public record; (vii) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting title to any real property that do not materially impair the value or current use and operation of the affected real property, and (viii) title of a lessor under a capital or operating lease.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Government Authority or other entity.

“Personal Information” means any information that is recorded electronically or in any other way that could identify a specific natural person or reflect any activity of such a person, either by its own or in combination with other information.

“PRC” or “China” means the People’s Republic of China, excluding, for the purposes of this Agreement, Hong Kong, Macau Special Administrative Region of the PRC and the island of Taiwan.

“PRC Anti-Unfair Competition Law” means the Anti-Unfair Competition Law of the PRC (中华人民共和国反不正当竞争法) promulgated by the Standing Committee of the National People’s Congress of the PRC and effective on September 2, 1993, as amended from time to time.

“PRC Group Companies” means, collectively, each of the Group Companies incorporated under the Laws of the PRC.

“Prohibited Payment” has the meaning ascribed to it in Section 3.15(d).

“Purchased Shares” has the meaning ascribed to it in the Recitals.

“Purchaser” has the meaning ascribed to it in the Preamble.

“Purchaser Indemnitee” has the meaning ascribed to it in Section 9.2(a).

“Purchaser Nominees” has the meaning ascribed to it in Section 2.4(i).

“Real Property” has the meaning ascribed to it in Section 3.11(b).

“Related Parties” means (a) the members or shareholders or equity interest holders (in each case, whether direct or indirect, but excluding any Group Company) of any Group Company immediately prior to the Closing, other than the direct or indirect shareholders or equity interest holders of the Seller Parent, (b) the directors or executive officers of any Group Company immediately prior to the Closing, and (c) the Affiliates of the Persons enumerated under subsections (a) and (b).

“Related Party Contracts” has the meaning ascribed to it in Section 3.18(a)

“Release” has the meaning ascribed to it in Section 6.9(a).

“Released Claims” has the meaning ascribed to it in Section 6.9(a).

“Released Persons” has the meaning ascribed to it in Section 6.9(a).

“Released Portion” has the meaning ascribed to it in Section 2.9(b).

“Releasing Persons” has the meaning ascribed to it in Section 6.9(a).

“Relevant PRC Tax Authority” has the meaning ascribed to it in Section 6.8(a).

“Reporting Transactions” has the meaning ascribed to it in Section 6.8(a).

“Required License” means all franchises, permits, licenses, approvals, authorizations and any similar document issued or granted by any Government Authority that are required for the conduct of the Business of the Group Companies.

“Reserved Loss” has the meaning ascribed to it in Section 2.9(b).

“Review Firm” has the meaning ascribed to it in Section 2.7(d).

“RMB” means Renminbi, the lawful currency of the PRC.

“RSU Compensation Fees” means US$ equivalent to RMB57,720,821, which the total amount of payment to be made by the Purchaser’s PRC Affiliate(s) to the relevant Group Company Award Grantees in the PRC in RMB.

“SAFE” means the State Administration of Foreign Exchange.

“SAFE Regulations” means all the applicable laws, regulations and rules promulgated by SAFE.

“SAMR” means the State Administration for Market Regulation of the PRC or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration for Market Regulation, any Government Authority which is similarly competent to issue such business license or accept such filing or registration under the Laws of the PRC.

“Second Installment Payment” has the meaning ascribed to it in Section 2.7(f).

“Second Installment Payment Conditions” has the meaning ascribed to it in Section 6.11(h).

“Second Installment Payment Date” has the meaning ascribed to it in Section 2.7(f).

“Seller” has the meaning ascribed to it in the Preamble.

“Seller Guarantee” means the customs guarantees provided by the Seller’s Affiliates (excluding the Group Companies) to and for the benefit of the operation of warehouses of the Group Companies as of the date of this Agreement.

“Seller Parent” has the meaning ascribed to it in the Preamble.

“Selling Taxes” has the meaning ascribed to it in Section 6.8(d).

“Senior Managers” means the chief executive officer (or equivalent), chief financial officer, chief operating officer, president, vice presidents and business unit leaders of the Group Companies and all other members of management who report directly to the board of directors of the Company or the chief executive officer (or equivalent) of the Group Companies.

“Shares” means the ordinary shares, par value US$0.0005 per share, in the share capital of the Company.

“Specified Laws” means the Cyber Security and Data Protection Related Laws, Drug Administration Laws, E-commerce Laws, Food Safety Laws, Intellectual Property Laws, PRC Anti-Unfair Competition Law, Telecommunication Regulation of the PRC (中华人民共和国电信条例), Content of Categories of Telecommunication Business (2015) (电信业务分类目录(2015年版)), Notice of Ministry of Industry and Information Technology on Removing the Restrictions on Foreign Equity Ratios in Online Data Processing (Operating E-commerce) Business (工业和信息化部关于放开在线数据处理与交易业务(经营类电子商务)外资股比限制的通告) and the International Tax Co-operation (Economic Substance) Law (2018) of the Cayman Islands.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subject Shares” has the meaning ascribed to it in Section 2.6.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Subsidy” has the meaning ascribed to it in Section 3.13(r).

“Tax” or “Taxes” means (a) in the PRC: (i) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including but not limited to enterprise income tax and individual income withholding tax), turnover (including but not limited to value-added tax, business tax, and consumption tax), resource (including but not limited to urban and township land use tax), special purpose (including but not limited to land value-added tax, urban maintenance and construction tax, and additional education fees), property (including but not limited to urban real estate tax and land use fees), documentation (including but not limited to stamp duty and deed tax), filing, recording, social insurance (including but not limited to pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including but not limited to import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments in the nature of taxes, in each case, imposed by a Government Authority, (ii) all interest, penalties (but not limited to administrative, civil or criminal), or additional amounts imposed by any Government Authority in connection with any item described in subsection (i) above, and (iii) any form of transferor liability imposed by any Government Authority in connection with any item described in subsections (i) and (ii) above, and (b) in any jurisdiction other than the PRC: all similar liabilities as described in subsection (a) above.

“Tax Return” means any return, report or statement required to be filed with a Government Authority with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Group Company.

“Third Party Claim” has the meaning ascribed to it in Section 9.2(c)(ii).

“Transaction Documents” means this Agreement, the Transitional Services Agreement, the NetEase Agreements, the Non-compete Undertakings, the Waiver Letters, the transaction documents contemplated by Section 6.11, and other agreements, documents, or instruments or certificates that are executed and delivered by any party to any other party concurrently with or in connection with the transactions contemplated by this Agreement.

“Transaction Expenses” has the meaning ascribed to it in Section 10.1.

“Transfer” means, with respect to any Subject Shares, directly or indirectly, by operation of Law, contract or otherwise, (a) to sell, contract to sell, give, assign, hypothecate, pledge, encumber or create or permit to subsist any Liens over, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such Subject Shares (or any interest therein), (b) to engage in any hedging, swap, forward contract or other transaction that is designed to or which reasonably could be expected to lead to or result in a sale or disposition of beneficial ownership of, or pecuniary interest in, such Subject Shares, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Subject Shares, or (c) to enter into a short sale of, or trade in, derivative securities representing the right to vote or economic benefits of, such Subject Shares.

“Transitional Services Agreement” means the transitional services agreement to be entered into by and among the Seller and certain Seller’s Affiliates as designated by the Seller, on the one hand, and the Company, in the form set forth in Exhibit C hereto.

“Unresolved Claim” has the meaning ascribed to it in Section 2.9(b).

“US$” means United States dollars, the lawful currency of the United States.

“Waiver Letters” means the waiver letters to be executed by each of the NetEase Group Award Grantees for the benefit of the Company in the form set forth in Exhibit I hereto.

“Warrantors” means, collectively, the Seller and the Seller Parent.

“Warrantor Fundamental Warranties” has the meaning ascribed to it in Section 7.2(a).

“Zhejiang Anxiong” means Zhejiang Anxiong Internet Technology Co., Ltd. (浙江桉熊网络科技有限公司).

Section 1.2                                     Interpretation and Rules of Construction.

(a)                                 Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:

(i)                                     the provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(ii)                                  any reference in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a

Schedule or Exhibit to, this Agreement, unless otherwise indicated. All Exhibits and Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(iii)                               any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(iv)                              the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(v)                                 words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(vi)                              when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; and

(vii)                           if the conversion between US$ and RMB is necessary for the purposes of this Agreement, unless specifically provided otherwise, such conversion shall be conducted at the US$:RMB middle exchange rate last published by the People’s Bank of China as of the date that is one (1) Business Day prior to the date hereof; if the conversion between US$ and other currencies (other than RMB) is necessary for the purposes of this Agreement, the applicable exchange rate should be the spot rate at which such currency may be exchanged into US$, as set forth on the China Foreign Exchange Trade System (http://www.chinamoney.com.cn/chinese/ mkdatapfx/) at 12:00 noon (Beijing time) as of the date that is one (1) Business Day prior to the date hereof.

(b)                                 The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Article II

Sale and Purchase of Shares

Section 2.1                                    Sale and Purchase of Shares.  Upon the terms and subject to the conditions contained herein, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Purchased Shares free and clear of all Liens.

Section 2.2                                     Purchase Price.

(a)                                           On the date hereof, the Seller shall execute and deliver to the Purchaser a notice setting out:

(i)                                               the good faith estimated Net Debt of the Group as of the Balance Sheet Date (the “Estimated Balance Sheet Date Net Debt”);

(ii)                                            the good faith estimated Net Working Capital of the Group as of June 30, 2019 (the “Estimated Reference Date Net Working Capital”);

(iii)                                         the good faith estimated Net Working Capital of the Group as of the Balance Sheet Date (the “Estimated Balance Sheet Date Net Working Capital”); and

(iv)                                        the estimated purchase price which is calculated as follows:

(A)         the Agreed Enterprise Value,

(B)         minus the Estimated Balance Sheet Date Net Debt,

(C)         (x) plus the difference between the Estimated Balance Sheet Date Net Working Capital and the Estimated Reference Date Net Working Capital in its absolute value if the Estimated Balance Sheet Date Net Working Capital exceeds the Estimated Reference Date Net Working Capital by more than RMB10,000,000, or (y) minus the difference between the Estimated Reference Date Net Working Capital and the Estimated Balance Sheet Date Net Working Capital in its absolute value if the Estimated Reference Date Net Working Capital exceeds the Estimated Balance Sheet Date Net Working Capital by more than RMB10,000,000,

(D)         minus the Onshore Purchase Price,

(E)          plus the total amount of onshore loans and the accrued interests to be repaid by the existing shareholders of Hangzhou Youmai and Zhejiang Anxiong to Hangzhou Wuweixiong in accordance with the Control Documents, provided that the Seller shall reimburse the Purchaser for the Tax actually incurred (if any) by Hangzhou Wuweixiong in connection with the foregoing repayment, and the Purchaser shall be entitled to deduct such amount from the Indemnity Withheld Amount,

(F)           minus the ESOP Fees,

(G)         minus the RSU Compensation Fees,

inclusive of all applicable Taxes (the “Estimated Purchase Price”);

in the cases of (i), (ii) and (iii), each calculated in accordance with the Calculation Principles.  For clarity, references to the “Balance Sheet Date” in (i), (ii) and (iii) mean 11:59 pm on the Balance Sheet Date.

(b)                                 The Final Purchase Price will be paid by the Purchaser in combination of cash and Alibaba Shares, in which US$299,999,983 will be paid in Alibaba Shares to be newly issued by Alibaba Group in accordance with Section 2.6 (the “First Installment Payment”) and the remaining portion of the Final Purchase Price will be paid in US$.

Section 2.3                                    Closing Date.  Subject to the terms and conditions of this Agreement, the sale and purchase of all Purchased Shares as contemplated by this Agreement (the “Closing”) shall take place via the remote exchange of electronic documents and signatures on a date that is no later than the 1st (first) Business Day after the satisfaction or valid waiver of each of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed in writing by the Purchaser and the Seller (the date on which the Closing occurs, the “Closing Date”).

Section 2.4                                    Closing Deliverables by the Company.  At the Closing, the Company shall, and the Warrantors shall procure the Company to, deliver or cause to be delivered to the Purchaser:

(a)                                 a copy of the register of members of the Company, dated as of the Closing Date and duly certified by the registered office provider of the Company, evidencing the ownership by the Purchaser of all the Purchased Shares;

(b)                                 a copy of the register of directors of each of the Offshore Group Companies set forth on Part A of Schedule G hereto, dated as of the Closing Date and duly certified by the registered agent (or equivalent) of such Offshore Group Company, evidencing the replacement of each of the directors of such Offshore Group Company with individuals designated by the Purchaser;

(c)                                  a copy of the resolutions duly and validly adopted by the board of directors of the Company and certified by a director of the Company, evidencing the authorization by the board of directors of the Company of the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including (A) the replacement of each of the Outgoing Directors of the Company with individuals designated by the Purchaser (the effectiveness of which may be conditioned upon the Closing); (B) the transfer of the Purchased Shares as contemplated by this Agreement, and (C) such additional resolutions with respect to the termination of the Company Share Incentive Plan and cancellation of the Company Share Awards as necessary to give effect to Section 6.12, in each case of (A) through (C), effective no later than the Closing;

(d)                                 a copy of the resolutions duly and validly adopted by the board of directors and shareholders of each of the Offshore Group Companies (excluding the Company) set forth on Part B of Schedule G hereto and certified by a director of such Offshore Group Company, evidencing the replacement of each of the Outgoing Directors of such Offshore Group Company with individuals designated by the Purchaser (the effectiveness of which may be conditioned upon the Closing), in each case, effective no later than the Closing;

(e)                                  duly executed resignation and release letters (the effectiveness of which may be conditioned upon the Closing), dated no later than the Closing Date, of each of the Outgoing Directors of each Offshore Group Company, in the form set forth in Exhibit A hereto;

(f)                                   the official chop, financial chop and contract chop of each Group Company and all other chops capable of representing any Group Company (if any), the books and accounts of each Group Company together with a checklist on which all these delivered items are listed;

(g)                                  the originals of all the forms and documents required by the relevant banks to effect the change of authorized signatures to all bank accounts of each Group Company, duly affixed with the company chop of such Group Company;

(h)                                 the following items in respect of each of the PRC Group Companies:

(i)                                     its current business license;

(ii)                                  the USB Keys (U盾) and other electronic devices to operate all of its existing bank accounts (if applicable); and

(iii)                               duly executed originals of all the forms and documents required by the relevant banks to effect the change of authorized signatures to all of its bank accounts, as determined by the Purchaser;

(i)                                     with respect to (A) the transfer of all of the equity interests in each of the Hangzhou Youmai and Zhejiang Anxiong to be transferred to one or more Persons designated by the Purchaser (the “Purchaser Nominees”), for purchase prices provided in the Onshore Equity Transfer Agreements in the form set forth in Exhibit D hereto (the aggregate amount of all such purchase prices, the “Onshore Purchase Price”) and on such other terms and conditions therein (the “Onshore Equity Transfers”), and (B) termination of the existing Control Documents with respect to Hangzhou Youmai and Zhejiang Anxiong and the entry into new control agreements between Purchaser Nominees and Hangzhou Wuweixiong with respect to each of Hangzhou Youmai and Zhejiang Anxiong:

(i)                                     the originals of all filings and documents required by the relevant Government Authorities (including without limitation, the SAMR) executed by such PRC Group Company and its existing legal representative and other supporting/application documents necessary to effect the Onshore Equity Transfers (other than those that shall be signed by the individual(s) nominated by the Purchaser), each in such form and contain such information as required by the relevant Government Authorities;

(ii)                                  the termination agreements, each in the form set forth in Exhibit E hereto, in respect of the termination of the existing Control Documents with respect to Hangzhou Youmai and Zhejiang Anxiong, each in the form set forth in Exhibit E hereto, duly executed by each party thereto; and

(iii)                               the new control agreements, each in the form set forth in Exhibit F hereto, with respect to each of Hangzhou Youmai and Zhejiang Anxiong, duly executed by each party thereto, other than the Purchaser Nominees;

(j)                                    all the accounting book ledgers (whether in electronic or hard copies) of the financial system, the accounting documents, financial statements, audit reports, contracts, documents and certificates of each Group Company since its incorporation to the Closing Date;

(k)                                 a certificate of good standing of the Company, dated as of a date no earlier than ten (10) Business Days prior to the Closing Date, issued by the Registrar of Companies of the Cayman Islands; and

(l)                                     a copy of the related party termination agreement, dated as of the Closing Date and duly executed by each party thereto in the form set forth in Exhibit J hereto.

provided, in the case of the items described in (f) to (h) and (j) above, such item shall be deemed to have been delivered if it is made available for inspection by the Purchaser or its representatives at the principal place of business of any Group Company.

Section 2.5                                    Closing Deliverables by the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a)                                 an instrument of transfer in the form of Exhibit B hereto with respect to the Purchased Shares of the Seller, duly executed by the Seller;

(b)                                 affidavit evidencing the loss of the original share certificate(s) representing the Purchased Shares in form and substance reasonably satisfactory to the Purchaser;

(c)                                  duly executed resignation and release letters, dated no later than the Closing Date, of each of the Outgoing Directors, in each case, in the form set forth in Exhibit A hereto; and

(d)                                 a copy of the resolutions or other internal authorizations duly and validly adopted by the board of directors, shareholders and/or other equivalent corporate organs of the Seller and certified by a duly authorized signatory of the Seller evidencing its authorization of the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

Section 2.6                                    Closing Deliverables by the Purchaser.  At the Closing, the Purchaser shall deliver to the Seller a copy of an extract from the register of members of Alibaba Group, dated as of the Closing Date and duly certified by the registered agent of Alibaba Group, evidencing the ownership by the Seller of 14,329,896 Alibaba Shares (the “Subject Shares”).

Section 2.7                                    Post-Closing Examination Adjustment.

(a)                                 After the Closing Date, the Purchaser shall engage one of the Big Four (other than PricewaterhouseCoopers or its Affiliates, the “Accounting Firm”) to conduct an examination of the consolidated balance sheet, statement of income and statement of cash flows of the Group (including without limitation, the inventory age and stock count) as of the Balance Sheet Date and as of June 30th, 2019 and for the period beginning on January 1, 2019 and ended as of the Balance Sheet Date in conformity with the Applicable Accounting Standards (the “Closing Examination”). The Purchaser shall direct the Accounting Firm to deliver to the Purchaser and the Seller, as soon as practicable following the Closing Date but in any event within forty-five (45) days after the Closing Date, a statement based on the results of the Closing Examination (as may be modified by the Review Firm, the “Closing Statement”) setting forth the Accounting Firm’s calculation of (i) the Group’s Net Debt as of the Balance Sheet Date (the “Final Balance Sheet Date Net Debt”), (ii) the Group’s Net Working Capital as of June 30, 2019 (the “Final Reference Date Net Working Capital”), (iii) the Group’s Net Working Capital as of the Balance Sheet Date (the “Final Balance Sheet Date Net Working Capital”), and (iv) the final purchase price calculated as follows:

(A)         the Agreed Enterprise Value,

(B)         minus the Final Balance Sheet Date Net Debt,

(C)         (x) plus the difference between the Final Balance Sheet Date Net Working Capital and the Final Reference Date Net Working Capital in its absolute value if the Final Balance Sheet Date Net Working Capital exceeds the Final Reference Date Net Working Capital by more than RMB10,000,000, or (y) minus the difference between the Final Reference Date Net Working Capital and the Final Balance Sheet Date Net Working Capital in its absolute value if the Final Reference Date Net Working Capital exceeds the Final Balance Sheet Date Net Working Capital by more than RMB10,000,000,

(D)         minus the Onshore Purchase Price,

(E)          plus the total amount of onshore loans and the accrued interests to be repaid by the existing shareholders of

Hangzhou Youmai and Zhejiang Anxiong to Hangzhou Wuweixiong in accordance with the Control Documents, provided that the Seller shall reimburse the Purchaser for the Tax actually incurred (if any) by Hangzhou Wuweixiong in connection with the foregoing repayment which shall first be paid out of the Indemnity Withheld Amount, to the extent any such amount remains,

(F)           minus the ESOP Fees,

(G)         minus the RSU Compensation Fees,

inclusive of all applicable Taxes (the “Closing Examination Final Purchase Price”);

in the cases of (i), (ii) and (iii), each calculated in accordance with the Calculation Principles.  For clarity, references to the “Balance Sheet Date” in (i), (ii) and (iii) mean 11:59 pm on the Balance Sheet Date.

(b)                                 The Company shall, and the Purchaser shall cause each Group Company to, provide the Accounting Firm with reasonable access to all relevant books and records and other documents, personnel and representatives of the Group Companies and other items reasonably requested by the Accounting Firm in connection with the Closing Examination or for the purposes of delivering the Closing Statement, and such Parties shall otherwise reasonably cooperate with the Accounting Firm in connection therewith. The Seller shall, and shall cause its Affiliates to, upon written request from the Accounting Firm, promptly provide all documents in their possession that are necessary for the Accounting Firm to conduct the Closing Examination. Notwithstanding anything to the contrary contained in this Agreement, the fees and expenses of the Accounting Firm shall be borne by the Purchaser.

(c)                                  Within five (5) Business Days after delivery of the Closing Statement, the Seller shall deliver a notice to the Purchaser confirming whether it agrees to the Accounting Firm’s calculation of the Closing Examination Final Purchase Price.  If the Seller agrees to such calculation, then the Purchaser shall make the Second Installment Payment in accordance with Section 2.7(f).  If the Seller disagrees with such calculation, any such notice of disagreement shall specify those items or amounts as to which the Seller disagrees, and the Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement.

(d)                                 If a notice of disagreement is duly delivered pursuant to Section 2.7(c), the Purchaser and the Seller shall, during the ten (10) Business Days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine the amount of the Final Purchase Price. If the Purchaser and the Seller are unable to reach such agreement during such period, they shall jointly engage another Big Four (other than PricewaterhouseCoopers, the Accounting Firm and their respective Affiliates) (the “Review Firm”) to promptly review this Agreement and the disputed items or amounts for the purpose of calculating the Final Purchase Price in accordance with the Calculation Principles. In making such calculation, the Review Firm shall consider only those items or amounts as to which the Seller has disagreed. The Seller and the Purchaser shall cause the Review Firm to deliver to the Purchaser and the Seller, as promptly as practicable (but in no event later than 30 days from its engagement), a report setting forth its calculation of each of the disputed items and resulting calculation of the Closing Examination Final Purchase Price.  In resolving any disputed item, the Review Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party.  Such report shall be final and binding upon the Purchaser and the Seller.  The fees and expenses of the Review Firm shall be borne by the Seller, on the one hand, and/or the Purchaser, on the other hand proportionately, based on the amount assigned by each Party to items in dispute, on a net basis, relative to the amount finally determined by the Review Firm (or equally in the event the Parties’ assigned amounts were, on a net basis, equally far from the amount finally determined by the Review Firm).

(e)                                  The Closing Examination Final Purchase Price as finally determined in accordance with Section 2.7(a) and/or Section 2.7(d), based on (i) the calculations of the Accounting Firm (if not disputed by the Seller), (ii) the agreement of the Seller and the Purchaser, or (iii) the determination of the Review Firm, as the case may be, is referred to herein as the “Final Purchase Price.”, and the date of such final determination, is referred to herein as the “Final Purchase Price Determination Date”)

(f)                                   On the fifth (5th) Business Day after the Final Purchase Price Determination Date (such date, the “Second Installment Payment Date”) and subject to the Seller’s fulfillment of each of the Second Installment Payment Conditions prior to such date, the Purchaser shall deliver or cause to be delivered to the Seller an amount that equals (i) the Final Purchase Price, minus (ii) the First Installment Payment, minus (iii) the Indemnity Withheld Amount, by wire transfer of immediately available funds in US$ to the Seller’s designated bank account (the “Second Installment Payment”), provided, that, in the event that any Second Installment Payment Condition is not satisfied by the Second Installment Payment Date and the Second Installment Payment is not made on the Second Installment Payment Date as a result thereof, the Purchaser shall make the Second Installment Payment to the Seller within five (5) Business Days following the satisfaction of the last Second Installment Payment Condition to be satisfied.

Section 2.8                                    Repayment of Shareholder Loans.  The Purchaser shall, or shall cause the relevant Group Companies to, fully repay (a) the Onshore Shareholder Loans within five (5) Business Days after the Closing Date, and (b) the Offshore Shareholder Loans within five (5) Business Days after it receives the Seller’s notice in accordance with Section 2.7(c), regardless of whether the Seller agrees or disagrees with the Accounting Firm’s calculation of the Closing Examination Final Purchase Price.

Section 2.9                                    Release of the Indemnity Withheld Amount.  On the second (2nd) anniversary of the Closing Date, the Purchaser shall pay to the Seller such amount that equals (i) the remaining Indemnity Withheld Amount (after deducting all amounts required to be paid or reimbursed by the Seller hereunder out of the Indemnity Withheld Amount, including without limitation, those specified in Section 2.7(a)(iv)(E), Section 6.13, Section 6.16 and Section 9.2), if any, minus (ii) the aggregate amount of claimed Losses (each, a “Reserved Loss”) for which a claim for indemnification has been validly asserted but not yet finally resolved or determined (each, an “Unresolved Claim”) as of such date. At any time following such date, upon final resolution of any Unresolved Claim and to the extent that it is finally determined that no Purchaser Indemnitee is entitled to any portion of the corresponding Reserved Loss (such portion, the “Released Portion”), the Purchaser shall, within five (5) Business Days following such final resolution, release to the Seller, from the Indemnity Withheld Amount, an amount equal to the lesser of (A) the remaining Indemnity Withheld Amount, and (B) the Released Portion.

Article III

Representations and Warranties with Respect to Group Companies

Subject to such exceptions as may be specifically set forth in the Disclosure Schedule (it being agreed that disclosure of any item in any section or subsection of the Disclosure Letter shall be deemed disclosure with respect to any other section or subsection therein to which the relevance of such item is readily apparent on its face based on a plain reading of such disclosure), each of the Warrantors, severally and jointly, represents and warrants to the Purchaser that the statements contained in this Article III are true, correct and complete as of the date hereof and as of the Closing (unless any representations and warranties expressly relate to another date, in which case as of such other date).

Section 3.1                                    Organization and Good Standing.  The Company (i) is a company duly organized, validly existing and in good standing under the Laws of the Cayman Islands, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its Business as now conducted, and (iii) is duly qualified or authorized to do Business and is in good standing under the laws of each jurisdiction in which the conduct of its Business or the ownership of its properties requires such qualification or authorization, except in the case of clause (iii) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.  Complete and correct copies of the Existing Articles, which are in full force and effect as of the date hereof and as of the Closing and which have not been amended in any way, have been made available to the Purchaser.

Section 3.2                                    Authorization.  The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and each of the other Transaction Documents to which the Company is a party will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which the Company is a party will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and as limited by Laws relating to general equitable remedies.

Section 3.3                                    Conflicts; Consents of Third Parties.

(a)                                 Except as disclosed in Section 3.3(a) of the Disclosure Schedule, none of the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents to which the Company is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) or loss of a benefit under, or give rise to a right of termination, consent or cancellation or increase in any fee, liability or obligation under, any provision of (i)

the Existing Articles or the memorandum and articles of association or comparable organizational documents of any other Group Company; (ii) any Material Contract or Required License; (iii) any Order applicable to any Group Company or by which any of the properties or assets of any Group Company are bound; or (iv) any applicable Law, except, in the case of subsection (ii),  (iii) or (iv) above, for any such breach, violation, termination, default, consent, cancellation or increase that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(b)                                 No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required on the part of any Group Company in connection with the execution and delivery of this Agreement or the other Transaction Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

Section 3.4                                    Capitalization.

(a)                                 The authorised share capital of the Company consists of US$50,000 divided into 100,000,000 authorized Ordinary Shares of a par value of US$0.0005 each, of which 85,000,000 Shares are issued and outstanding, and 15,000,000 Shares have been reserved for issuance to officers, directors, employees, consultants or service providers of the Company pursuant to the Company Share Incentive Plan as of the date hereof.

(b)                                 All of the issued and outstanding Shares are duly authorized, validly issued, fully paid and non-assessable. All issued and outstanding Company Share Awards are duly authorized.

(c)                                  Part A of Schedule D-1 hereto and Schedule D-2 hereto, when taken as a whole, set forth a complete and accurate list of (i) all of the holders of any issued and outstanding Company Share Award, indicating the total number of issued and outstanding Company Share Awards and, for each such holder, the name (redacted for the purposes of Part B of Schedule D-2 hereto), number, type, grant date, vesting schedule and status (as of the date hereof and as of the Closing) and exercise price of the Company Share Awards of such holder. Part B of Schedule D-1 hereto sets forth a complete and accurate list of all of the Group Companies’ employees that have been granted the NetEase RSUs which are unvested as of the Closing, indicating the name, number, type, grant date and vesting schedule for each such holder. Except as described in Section 3.4(a) and except as set forth in Part A of Schedule D-1 and Schedule D-2 hereto, there are no outstanding Shares, any other shares or equity of the Company, or any securities convertible into or exercisable or exchangeable for any of the foregoing, or any other options, warrants, rights (including conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel the Company to issue, repurchase or redeem any share or other securities of the Company. Except as contemplated by the Transaction Documents, the Company is not a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the registration of, any share or other security of the Company.  As of the Closing, the Company Share Incentive

Plan shall have been terminated and all the Company Share Awards shall have been cancelled.

Section 3.5                                    Group Companies.

(a)                                 Section 3.5(a) of the Disclosure Schedule sets forth a complete and accurate list of the Group Companies (other than the Company) and, for each such Group Company, its name, the jurisdiction in which it is incorporated or organized, the names of its shareholders and the amount of share capital or other equity interest in such Group Company held by each such shareholder. Each such Group Company (i) is a duly organized and validly existing company or other entity and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization; (ii) is duly qualified or authorized to do Business as a foreign corporation or entity and, where applicable, is in good standing under the laws of each jurisdiction in which the conduct of its Business or the ownership of its properties requires such qualification or authorization; and (iii) has all requisite corporate or entity power and authority to own, lease and operate its properties and carry on its Business as now conducted.  Except as set forth in Section 3.5(a) of the Disclosure Schedule, none of the Group Companies is a participant in any joint venture, partnership or other similar arrangement, or otherwise owns or Controls (directly or indirectly) any share or interest in any Person.  Except as disclosed in Section 3.5(a) of the Disclosure Schedule, the Group Companies do not maintain any office or branch.  As of the date of this Agreement, Amber Wings Limited, Hangzhou Youmai Technology Co., Ltd. Suzhou Branch (杭州优买科技有限公司苏州分公司), Shanghai Wangzhixiong Trading Co., Ltd. (上海网之熊贸易有限公司) and Hangzhou Anbao E-commerce Co., Ltd. (杭州桉宝电子商务有限公司) have not engaged in any business operations.

(b)                                 Except as disclosed in Section 3.5(b) of the Disclosure Schedule, all the outstanding share capital, registered capital or other equity interest of each Group Company is validly issued, fully paid and non-assessable and are owned free and clear of all Liens (other than any Liens created under the Control Documents) by the Persons and in such amounts as indicated in Section 3.5(a) of the Disclosure Schedule.  Except as disclosed in Schedule D-1 and Schedule D-2 hereto and except as pursuant to the Control Documents, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel any Group Company (other than the Company) to issue, repurchase or redeem any share or other securities of any Group Company.  Except as pursuant to the Control Documents, no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the registration of, any share or other securities of any Group Company.

(c)                                  The Company has effective Control of each of Hangzhou Youmai and Zhejiang Anxiong and is the sole beneficiary of each of Hangzhou Youmai and Zhejiang Anxiong.  The Contracts and other documents set forth in Section 3.5(c) of the Disclosure Schedule (collectively, the “Control Documents”) are adequate to establish and maintain the intended captive structure, under which the financial statements of Hangzhou Youmai and Zhejiang Anxiong will be consolidated with those of the other Group Companies in accordance with the Applicable Accounting Standard.

(d)                                 Each person serving as a director, Senior Manager, supervisor or legal representative of any Group Company is an employee of the Group Companies or Seller and its Affiliates. No person is serving as an observer on the board of directors of any Group Company, and no Person has the right to appoint any observer to any Group Company (except as pursuant to the Existing Articles).

Section 3.6                                    Corporate Books and Records To the Knowledge of the Warrantors, (i) true and complete copies of all minute books of each Group Company have been provided to the Purchaser and such copies contain all material amendments and all material minutes of meetings and actions taken by the applicable Group Company’s shareholders and directors since the date of its incorporation, and reflects all transactions referred to in such minutes accurately in all material respects, and (ii) true and complete copies of all material resolutions of the board and the shareholders of each Group Company have been provided to the Purchaser and such copies contain resolutions of all meetings of directors and shareholders of each Group Company and all material actions by written consent without a meeting by the directors and shareholders of each Group Company since the date of its incorporation and accurately reflects all material actions by the directors (and any committee thereof) and shareholders of each Group Company with respect to all transactions referred to in such resolutions. All board and shareholder resolutions, charter documents (and any amendments thereto) and any other required filings of the Group Companies have been duly filed with the relevant Government Authority within the required deadlines, except to the extent any failure to do so would not materially impair the validity or enforceability of such resolutions, documents or filings. The Company has kept all records required by the Companies Law (2018 Revision) of the Cayman Islands and has done so in compliance with the provisions thereof in all material respects.

Section 3.7                                    Financial Statements.

(a)                                 True and complete copies of (i) the unaudited consolidated balance sheet of the Company for each of the three (3) fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018, and the related unaudited consolidated statements of income, consolidated cash flow statements, shareholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto (collectively referred to herein as the “Annual Consolidated Financial Statements”), (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2019 and June 30, 2019, respectively, and the related consolidated statements of income, consolidated cash flow statements, shareholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto, and (iii) the calculation details of the Estimated Balance Sheet Date Net Debt and the Estimated Balance Sheet Date Net Working Capital ((ii) and (iii) are collectively referred to herein as the “Interim Consolidated Financial Statements”) have been delivered by the Company to the Purchaser. True and complete copies of the unaudited consolidated balance sheet of the Company as of August 31, 2019, and the related consolidated statements of income, consolidated cash flow statements, shareholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto (together with the

Annual Consolidated Financial Statements and the Interim Consolidated Financial Statements, the “Financial Statements”), will be delivered to the Purchaser before the commencement of the Closing Examination.  The Financial Statements (A) were or will be, as applicable, prepared in accordance with the books of account and other financial records of the Group Companies in all material respects, (B) present or will present, as applicable, fairly in all material respects the consolidated financial condition and results of operations of the Group Companies as of the dates thereof and for the periods covered thereby, (C) have been or will have been, as applicable, prepared in accordance with the Applicable Accounting Standard applied on a basis consistent with the past practices of the Group Companies in all material respects, and (D) include or will include, as applicable, all adjustments that are necessary for a fair presentation in all material respects of the consolidated financial condition of the Group Companies and the results of the operations of the Group Companies as of the dates thereof and for the periods covered thereby.

(b)                                 The books of account and other financial records of the Company and other Group Companies (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with Applicable Accounting Standard, and in each case, applied on a basis consistent with the past practices of the Company, (ii) are complete and correct in all material respects, and do not contain or reflect any material inaccuracies or discrepancies, and (iii) have been maintained in accordance with all applicable Laws (including Anti-Corruption Laws) and good business and accounting practices.

(c)                                  All of the accounts receivable owing to any Group Company constitute valid and enforceable claims and are good and collectible, and have arisen from bona fide transactions, in the ordinary course of business consistent with past practice, and reserves therefor shown on the Financial Statements are or will be adequate and on a basis consistent with the Applicable Accounting Standard. No further goods or services are required to be provided in order to complete the sales and to entitle the respective Group Company to collect such accounts receivable in full. There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any Group Company.

(d)                                 All merchandise prepayment made by any Group Company constitute valid and enforceable claims and have arisen from bona fide transactions, in the ordinary course of business consistent with past practice.

(e)                                  All accounts payable of the Group Companies reflected in the Financial Statements or arising after the date thereof are or will be the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

Section 3.8                                    Absence of Undisclosed Liabilities.  No Group Company has any Liabilities other than (a) Liabilities reflected or reserved in the Interim Consolidated Financial Statements, (b) Liabilities incurred in the ordinary course of business, (c) incurred pursuant to this Agreement, and (d) incurred pursuant to Material Contracts disclosed to the Purchaser on or prior to the date hereof.

Section 3.9                                    Absence of Certain Changes.  Except as specifically contemplated by the Transaction Documents or otherwise disclosed in Section 3.9(s) of the

Disclosure Schedule, since the Balance Sheet Date, each Group Company has operated its Businesses and assets in the ordinary course consistent with past practice in all material respects. Without limitation to the generality of the foregoing, none of the Group Companies has, since the Balance Sheet Date:

(a)                                 entered into any transaction that was not in the ordinary course of business consistent with past practice; or made any material changes in the customary methods of operations of any Group Company;

(b)                                 acquired, sold, transferred, leased, subleased, licensed or otherwise disposed of any material properties or assets, other than the sale of inventories in the ordinary course of business consistent with past practice; or permitted or allowed any assets to be subject to any Liens (other than Liens for Taxes in the ordinary course of business consistent with past practice that are not yet due and payable), or, except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of Liens related to any Group Company or paid or otherwise discharged any Liability;

(c)                                  written down or written up (or failed to write down or write up in accordance with the Applicable Accounting Standard consistent with past practice) the value of any accounts receivable or revalued any of the assets of the Group Companies, other than in the ordinary course of business consistent with past practice and in accordance with the Applicable Accounting Standard;

(d)                                 made any change in any method of accounting or accounting practice or policy used by any Group Company, other than such changes required by the Applicable Accounting Standard;

(e)                                  amended, terminated, cancelled or compromised any material claim of any Group Company or waived any other material right of value to any Group Company;

(f)                                   issued or sold any equity or debt securities, or any option, warrant or other right to acquire the same, of any Group Company; or redeemed any equity interest in any Group Company or declared, made or paid any dividends or other distributions (whether in cash, securities or other property) to the holders of equity interests in any Group Company;

(g)                                  made any capital expenditure or commitment for any capital expenditure in excess of US$1,000,000 (or the equivalent thereof in another currency) individually or US$2,000,000 (or the equivalent thereof in another currency) in the aggregate;

(h)                                 made, revoked or changed any Tax election or method of Tax accounting or settled or compromised any material Liability with respect to Taxes of any Group Company;

(i)                                     incurred any Indebtedness or failed to pay any creditor any amount owed to such creditor when due; or incurred any Liability except Liabilities incurred in the ordinary course of business consistent with past practice that do not exceed US$1,000,000 individually (or the equivalent thereof in another currency) or US$2,000,000 (or the equivalent thereof in another currency) in the aggregate;

(j)                                    made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person, other than travel advances and other advances made to employees in the ordinary course of business consistent with practice;

(k)                                 made any material change in any compensation or benefit arrangement or agreement with any employee of any Group Company; or made any amendments or modifications to the Company Share Incentive Plan or issued any Company Share Award thereunder; or amended, modified or supplemented award agreement relating to any Company Share Award; or accelerated the vesting of any Company Share Award other than in pursuant to this Agreement and the transactions contemplated hereby;

(l)                                     entered into any transaction with any Related Party other than in the ordinary course of business consistent with past practice;

(m)                             terminated the employment of, or received any resignation from, any Senior Manager of any Group Company;

(n)                                 suffered any material labor dispute involving any Group Company or any of its respective employees;

(o)                                 amended, modified or consented to the termination of any Material Contract or the Group Companies’ rights thereunder (other than termination in accordance with its terms), or entered into any Material Contract, in each case, except in the ordinary course of business consistent with past practice;

(p)                                 unreasonably terminated any material lease arrangements;

(q)                                 amended or restated the memorandum and articles of association (or equivalent organizational documents) of any Group Company;

(r)                                    merged or consolidated any Group Company with any other Person or acquired all or substantially all of the assets of any other person;

(s)                                   liquidated, dissolved, recapitalized, reorganized or otherwise wound up the Business or operations of any Group Company;

(t)                                    suffered any Material Adverse Effect; or

(u)                                 agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.9 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.9, except as expressly contemplated by this Agreement and the other Transaction Documents.

Section 3.10                             Litigation.  Except as disclosed in Section 3.10 of the Disclosure Schedule, there are no Legal Proceedings against any Group Company, or against any Senior Manager or director of any Group Company in connection with their relationship with the Group Companies, pending or, to the Knowledge of the Warrantors, threatened, that (a)(i) relate to the Business, and (ii) if adversely determined against the Company or the applicable Subsidiary of the Company, would be reasonably likely to result in any material Liability, or (b) questions (i) the validity of the Transaction Documents, (ii) the right of the Company or the Warrantors to enter into the Transaction Documents to which the Company or any Warrantor is a party, (iii) the rights and obligations of the Company or the Warrantors to consummate the transactions contemplated by such Transaction Documents, in each (a) or (b) that would result, either individually or in the aggregate, in a Material Adverse Effect. There is no Order in effect against the Company or any Warrantor that would result, either individually or in the aggregate, in a Material Adverse Effect. Except as disclosed in in Section 3.10 of the Disclosure Schedule, there are no material Legal Proceedings initiated by any Group Company pending or which any of them intends to initiate.

Section 3.11                             Title to Properties; Liens and Encumbrances.

(a)                                 Title.  Each Group Company has good and marketable title to all of its material assets, whether real, personal or mixed, purported to be owned by it (including but not limited to all such assets reflected in the Financial Statements), in each case free of any Liens, except for Permitted Liens.    Except for leased items, no Person other than a Group Company owns any interest in any such assets.  All leases of real or personal property to which a Group Company is a party are fully effective and afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease.  With respect to the material property and assets it leases, each Group Company is in compliance with such leases and such Group Company holds valid leasehold interests in such assets free of any Lien other than the existing rights of lessors of such property and assets.

(b)                                 Real Property.  Section 3.11(b) of the Disclosure Schedule sets forth a complete list of all real property, easements, licenses, rights of way, or other interests in or to real property (“Real Property”) owned by any Group Company.  The Group Company named as the owner of the Real Property in Section 3.11(b) of the Disclosure Schedule is the sole registered legal and beneficial owner of the relevant Real Property and any building erected on the land, free and clear of any Liens.  No Group Company has any ownership right or interest in any premises or land other than the Real Property of which it is listed as the owner in Section 3.11(b) of the Disclosure Schedule.  All leasehold properties of the Group are held under valid, binding and enforceable leases of a Group Company.  The occupation, construction and use of the Real Property owned or leased by the Group Companies are in compliance with the applicable PRC Laws (including without limitation the fire control related Laws) in all material respects, and do not violate any land use rights grant contracts to which a Group Company is a party in any material respects.  To the Knowledge of the Warrantors, all structures, improvements and appurtenances on the Real Property lie wholly within the boundaries of such Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any adjoining property owner.  To the Knowledge of the Warrantors, all structures and improvements on the Real Properties, and appurtenances thereto, and the roof, walls and other structural components which are part thereof, and the heating, air conditioning, plumbing and other mechanical facilities thereof, are in good condition and repair in all material respects (reasonable wear and tear excepted) and without any material structural defects.

(c)                                  Personal Property.  All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are (i) in good condition and repair in all material respects (reasonable wear and tear excepted) and (ii) not obsolete or in need in any material respect of renewal or replacement, except for renewal or replacement in the ordinary course of business.

(d)                                 Sufficiency of Assets.  As of immediately following the Closing, the property, rights and assets owned, leased, licensed or otherwise used by the Group Companies (including Intellectual Property, other intangible assets and the property, rights and assets that will be available to the Group Companies pursuant to the Transitional Services Agreement) and as delivered from the Seller to the Purchaser pursuant to this Agreement comprise all of the property, rights and assets necessary for the carrying on of the Business in the ordinary course in materially the same manner in which it is currently being conducted.

Section 3.12                             Intellectual Property.

(a)                                 Section 3.12(a) of the Disclosure Schedule sets forth (i) a complete list of (i) all material Intellectual Property other than trade secrets owned by the Group Companies, (ii) a description of material trade secrets (collectively, the “Company Intellectual Property”), and (iii) all material Company IP Agreements (other than those for “shrink-wrap” or “off-the-shelf” commercially available Software).

(b)                                 Each Group Company is the exclusive owner of the entire and unencumbered right, title and interest in and to the Company Intellectual Property (except for those still under application), and has a valid license to use the Licensed Intellectual Property in connection with its Business. Each Group Company is entitled to use all Company Intellectual Property and the Licensed Intellectual Property in the continued operation of its Business without limitation, subject only to the terms of the Company IP Agreements and applicable Laws.

(c)                                  The Company Intellectual Property and the Licensed Intellectual Property include all of the material Intellectual Property required for the conduct of or used in connection with the Business, and there are no other items of Intellectual Property that are material to the conduct of the Business.  Section 3.12(c) of the Disclosure Schedule includes a list of all material Intellectual Property (other than trade secrets) licensed or provided by the Warrantors or their Affiliates (excluding the Group Companies) to the Group Companies. The Company Intellectual Property (except for those still under application) and, to the Knowledge of the Warrantors, the Licensed Intellectual Property are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or in part. Each item of Company Intellectual Property registered with a Government Authority is in compliance with all applicable Laws, and all filings, payments and other actions required by applicable Laws to be made or taken to maintain such Intellectual Property rights in full force and effect have been made or taken.

(d)                                 To the Knowledge of the Warrantors, the conduct of the Business and the use of the Company Intellectual Property and the Licensed Intellectual Property, do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property of any third party, and no Action alleging any of the foregoing is pending, and no claim has been asserted against any Group Company alleging any of the foregoing.  To the Knowledge of the Warrantors, there are no infringements or other violations of any Company Intellectual Property by any third party. No Company Intellectual Property is subject to any pending, or to the Knowledge of the Warrantors, threatened governmental Order or Action challenging or restricting the use of such Company Intellectual Property or that would reasonably be expected to impair the validity or enforceability of such Company Intellectual Property.

(e)                                  None of the Group Companies has granted in writing any license or other right to any third party with respect to the Company Intellectual Property or Licensed Intellectual Property other than in the ordinary course of business. Neither the execution, delivery and performance of this Agreement or any other Transaction Documents nor the consummation of any of the transactions contemplated hereby and thereby will reasonably be expected to alter or impair the validity or enforceability of Company Intellectual Property or Licensed Intellectual Property.

(f)                                   Each of the directors of, current and former employees employed, and current and former consultant engaged, by each Group Company as of the Closing is under written obligation for the benefit of the Group Companies, to maintain in confidence all confidential and proprietary information acquired by them during the course of their employment and all rights and title to and ownership of all inventions made by them within the scope of their employment by the Group Companies during such employment and for a reasonable period thereafter are vested in and remain with the Group Companies. Each Group Company has taken commercially reasonable measures to protect the secrecy, and confidentiality of all of their trade secrets and, to the Knowledge of the Warrantors, there has been no unauthorized disclosure of any data or information which, but for any such unauthorized disclosure, such Group Company would consider to be a trade secret owned by such Group Company.

Section 3.13                             Taxes.

(a)                                 Each Group Company has registered with all competent Tax authorities and has duly and timely filed all applicable Tax Returns as required by Law to have been filed by it and all such Tax Returns are true, correct, and complete in all material respects and were prepared in compliance with all applicable Laws in all material respects.  Each Group Company has paid in full all Taxes (whether or not shown on any Tax Returns) required to be paid by it. No Tax Liens (other than for current Taxes not yet due or payable) are currently in effect against any of the assets of any Group Company.

(b)                                 The provisions for Taxes in the Financial Statements fully reflect all unpaid Taxes of each Group Company (including without limitation, all applicable Taxes with respect to the cross-border e-commerce business), whether or not assessed or disputed as of the date of the applicable Financial Statements.  The unpaid Taxes of any Group Company (i) did not, as of the date of the Financial Statements, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (other than in any notes thereto) and (ii)

do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each Group Company in filing their Tax Returns.

(c)                                  Each Group Company has kept and preserved all such records and information as may be needed to enable it to deliver correct and complete Tax Returns for its accounting periods. The books and other records of each Group Company relating to Taxes, including documentation required for intercompany transactions, have been properly maintained, are in all material respects correct and complete, and are physically or electronically available for inspection on the premises of the relevant Group Company.

(d)                                 No tax audits or administrative or judicial Tax proceedings by any Government Authority with respect to the each Group Company is currently in progress or, to the Knowledge of the Warrantors, is currently threatened.  No assessment of Tax has been proposed in writing against any Group Company or any of their assets or properties.  No Group Company has received from any Government Authority (including jurisdictions where a member of the Group Company has not filed Tax Returns) any (i) notice indicating an intent to open audit or other review, (ii) unattended or unsettled request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Government Authority against any Group Company.  No Group Company is subject to any waivers or extensions of applicable statutes of limitations with respect to Taxes for any year.  Except for extensions applied for and granted in the ordinary practice of the applicable jurisdiction, no Group Company currently is the beneficiary of any extension of time within which to file any Tax Return.

(e)                                  Since the Balance Sheet Date, no Group Company has incurred any Taxes other than in the ordinary course of business consistent with past custom and practice.  No Group Company has received any claim from a Government Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(f)                                   Each Group Company has withheld, paid or made provisions for, all Taxes required to be withheld, paid or made provisions for in connection with any amounts due, owing to or paid to any Person (including without limitation, all applicable Taxes with respect to the cross-border e-commerce business).

(g)                                  Each Group Company is in compliance in all material respects with all terms, conditions and formalities necessary for the continuance of any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order available under any applicable Law. Each such Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order (i) is expected to remain in full effect throughout the current effective period thereof after the Closing Date and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, and no Group Company has received any notice to the contrary or is aware of any event that may result in repeal, cancellation, revocation, or return of such entitlements.  All exemptions, reductions and rebates of material Taxes granted to any Group Company by a Government Authority are in full force and effect and have not been terminated as evidenced with valid governmental approvals.  No Group Company is responsible for Taxes of any other Person (other than any Group Company) by reason of contract, successor liability, operation of Law or otherwise.  No Group Company is, or has been, a party to, involved with, bound by or otherwise subject to any Tax-sharing agreement, Tax-allocation agreement or similar agreement with any Person other than any Group Company.

(h)                                 No Group Company will be required to include material amounts in income, or exclude material items of deduction, or qualification for Tax exemption, Tax holiday, Tax credit, Tax incentive or Tax refund, in any taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring on or prior to the Closing Date, (ii) agreement with any Government Authority executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.  To the Knowledge of the Warrantors, the transactions contemplated under this Agreement and the other Transaction Documents to which any Group Company is a party are not in violation of any applicable Law regarding Tax, and will not result in any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund being revoked, cancelled or terminated or trigger any Tax liability for the Group Company.

(i)                                     No Group Company (i) has been a member of an Affiliated filing a consolidated Tax Return (other than an Affiliated the common parent of which is the Company) or (ii) has any Liability for the Taxes of any Person (other than any Group Company) as a result of the Group Company being part of or owned by, or ceasing to be part of or owned by, an Affiliated, combined, consolidated, unitary or other similar group prior to the Closing, as a transferee or successor, by contract or otherwise.

(j)                                    No Group Company is a party to any tax indemnity, tax collection or tax sharing or similar agreement or arrangement with any Person other than any Group Company pursuant to which it could have any obligation to make any payments after the Closing.

(k)                                 Since incorporation, none of the Group Companies has received or is subject to any Tax ruling, Tax decision or entered into any agreements with any Tax authorities.

(l)                                     None of the Group Companies has entered into: (i) any transaction the sole or main purpose of which was the avoidance or deferral or reduction of tax by any Group Company or any associated person; or (ii) any transaction the object of which was the exclusion or reduction of the amount of any income, profits, gains, sales, supplies or imports made or enjoyed by any Group Company or any associated Person for any tax purpose, or the creation or increase of the amount of any deduction, loss, allowance or credit claimed or intended to be claimed by any Group Company or any associated person for any Tax purpose, that may be challenged, disallowed or investigated by any Government Authority.

(m)                             Each Group Company is in material compliance with all transfer pricing requirements in all jurisdictions in which they are required to comply with applicable transfer pricing regulations (including without limitation the transfer pricing principles, laws, documentation requirements), and all the transactions between any Group Company and other related Persons have been effected on an arm’s length basis.

(n)                                 To the Knowledge of the Warrantors, there are no circumstances which have caused or could cause any Government Authority to make any transfer pricing adjustment to the profits of any Group Company, or require any such adjustment to be made to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or threatened.

(o)                                 Each Group Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of any value added or similar Tax on consumption, has promptly submitted accurate returns, maintains full and accurate records, and has never been subject to any interest, forfeiture, surcharge or penalty and is not a member of a group or consolidation with any other company for the purposes of value added or similar Tax on consumption.

(p)                                 No Group Company has filed any U.S. Tax election, including any entity classification election pursuant to any applicable U.S. Treasury Regulations.  The Company is not a “passive foreign investment company” within the meaning of Code Section 1297(a).  No Group Company owns a less than 25% equity interest (by value) in any other entity.

(q)                                 No Group Company residing outside the PRC is or has ever been a real estate corporation.

(r)                                    Each Group Company is in compliance with, and has not breached in any material respect, any representation, condition or undertaking made by it to obtain or to maintain any financial subsidies or other preferential treatment granted by any Government Authorities (the “Subsidy”). Neither the execution of this Agreement, nor the performance of any transactions contemplated herein will, pursuant to the express terms of any Subsidy, result in the cancellation, limitation or reduction of any such Subsidy or require any repayment of, any reapplication for or reissuance of, or any posting of additional security for the maintenance of, any Subsidy.

Section 3.14                              Material Contracts.

(a)                                 For the purposes of this Agreement, “Material Contract” means a Contract to which a Group Company is a party or otherwise bound that:

(i)                                     the top 53 supplier contracts (in terms of the payments made by the Group Companies pursuant thereto in the first half of 2019) that collectively represent 50% of the aggregate payments made to all the suppliers by the Group Companies in the first half of 2019, (y) is a top 20 contract (in terms of gross merchandise volume in 2019) entered with a third party seller selling on the Group Companies’ platform, (z) involves payments (or a series of payments) not otherwise covered in the preceding clauses (x) and (y), contingent or otherwise, of US$2,000,000 (or the equivalent thereof in another currency) or more individually or US$5,000,000 (or the equivalent thereof in another currency) or more in the aggregate, in cash, property or services;

(ii)                                  is with a Government Authority that is material to the Business;

(iii)                               limits or restricts any Group Company’s ability to compete or otherwise conduct the Business in any manner, time or place, or that contains any exclusivity or change in control provision;

(iv)                              involves any provisions providing for exclusivity, non-compete, “change in control,” “most favored nations,” rights of first refusal or first negotiation or similar rights against any Group Company, or grants a power of attorney, agency or similar authority by any Group Company, in each case, material to the conduct of the Business;

(v)                                 relates to Indebtedness, provides for an extension of credit, provides for indemnification or any guaranty, or provides for a “keep well” or other agreement to maintain any financial statement condition of another Person, except for intra-group loans or Indebtedness;

(vi)                              relates to any Company Intellectual Property or Licensed Intellectual Property, other than “shrink-wrap” or “off-the-shelf” commercially available Software;

(vii)                           is a Control Document;

(viii)                        is a Related Party Contract;

(ix)                              is a lease on real or personal property that is material to the conduct of the Business;

(x)                                 relates to the acquisition of the business, material assets or equity of another Person (whether by merger, sale of equity, sale of assets or otherwise);

(xi)                              relates to any partnership, joint venture, strategic alliance or collaboration, global affiliation or business cooperation or sharing of profits or proprietary information or similar arrangement; or

(xii)                           is a futures, swap, hedge, collar, put, call, floor, cap option or other Contract that is intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates, exchange rates or the price of commodities.

Section 3.14(a) of the Disclosure Schedule sets forth a true and complete list of the foregoing Material Contracts. The Seller has made available to the Purchaser true and correct copies of the Material Contracts except as otherwise indicated in Section 3.14(a) of the Disclosure Schedule.

(b)                                 (i) Each Material Contract is a valid and binding agreement of the parties thereto, the performance of which does not and will not violate, in any material respects, any applicable Law or Order, and is in full force and effect and enforceable in accordance with its terms; and (ii) each Group Company has duly performed all of its obligations in all material respects under each Material Contract to which it is a party to the extent that such obligations to perform have accrued, and no material breach or default, alleged breach or alleged material default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by such Group Company or any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. To the Knowledge of the Warrantors, no Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has materially breached, violated or defaulted under any Material Contract.  To the Knowledge of the Warrantors, no Group Company has received any notice (whether written or not) that it has materially breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

Section 3.15                             Compliance with Laws and Other Instruments.

(a)                                 Except as disclosed in Section 3.15(a) of the Disclosure Schedule, each of the Group Companies is in compliance in all material respects with all Laws and Orders that are applicable to it or to the conduct or operation of the Business (including without limitation, the gift card business) or the ownership or use of any of its properties, assets and Intellectual Property.

(b)                                 No event has occurred or circumstances exist that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Group Company of, or a failure on the part of such Group Company to comply with, any Law (including without limitation, the Specified Laws) or Order in any material respect or (ii) may give rise to any material obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action that would require any material change to the Business in the future.

(c)                                  Except as disclosed in Section 3.15(c) of the Disclosure Schedule, none of the Group Companies has received any notice or other communication (whether oral or written) from any Government Authority regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law (including without limitation any Specified Laws) or Order in any material respect or (ii) any actual, alleged, possible, or potential material obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any remedial action that would require any material change to the Business in the future.

(d)                                 To the Knowledge of the Warrantors, none of the Group Companies, nor any shareholder, executive officer, employee, director or supervisor of any of the Group Companies, and no representative, distributor, reseller, consultants, agent, service provider or other party acting on behalf of persons identified above (individually and collectively, “Company Representatives”) has made, offered, promised, authorized or condoned, or shall make, offer, promise, authorize or condone any Prohibited Payment in connection with the activities of the Company or the negotiation, approval or performance of the Transaction Documents. A “Prohibited Payment” means any gift, transfer or payment of money or anything of value that is offered, promised or given to any Government Entity, Government Official or Person, directly or indirectly, under circumstances where any Group Company or Company Representative knows or ought to know that all or a portion of the Prohibited Payment is (A) made in violation of laws relating to anti-bribery or anti-corruption (governmental or commercial) that apply to the business and dealings of any Group Company, including the PRC Criminal Law, the PRC Law on Anti-Unfair Competition, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the U.K. Bribery Act or other applicable laws (collectively, the “Anti-Corruption Laws”), (B) made with the intent or purpose of: (w) influencing any act or decision of any Government Official in his official capacity, (x) inducing any Government Official or Person to do or omit to do any act in violation of his lawful duty, (y) securing any improper advantage, or (z) inducing such Government Official to use his influence with a Government Entity to affect or influence any act or decision of such Government Entity, in order to assist the Company or any Group Company in obtaining or retaining business for or with, or directing business to, any Person or (C) made to any Person while aware of a high probability that all or any portion of such thing of value would be paid, promised, offered or give to any Government Official with the intent or purpose described in subsection (B).

(e)                                  None of any Group Company nor any of Company Representatives has ever violated the principle of fair competition, by offering or taking property or other interests to obtain business opportunities or other improper benefits, such as making payments or paying anything of value to existing or potential business partners (“Business Partners”), in order to impose undue influence on Business Partners or to obtain inappropriate commercial advantage.  Business Partners may include: Government Entities, non-government customers, suppliers or distributors, owners, directors, managers or other employees of the entities identified above, entities or individuals entrusted by Business Partners to handle relevant matters, entities or individuals that may take advantage of the work position or influential power to exercise influence on the transactions between the Group Companies and Business Partners.

(f)                                   Except as disclosed in Section 3.15(f) of the Disclosure Schedule, no Government Official or Government Entity presently owns an interest, whether direct or indirect, in the Company or any other Group Company or has any legal or beneficial interest in the Company or to payments made to the Company by the Purchaser hereunder.

(g)                                  None of the Group Companies is in violation of its business license, memorandum of association or articles of association, as appropriate, or equivalent constitutive documents as in effect.

Section 3.16                              Data Compliance.

(a)                                 Both the Group Companies and any of their Affiliated Persons have, abided by applicable Cyber Security and Data Protection Related Laws, adopted sufficient technical measures and other necessary measures to protect data security when collecting, storing, using, processing, sharing, transferring, publicly disclosing and cross-border transmitting Personal Information.

(b)                                 Neither the Group Companies nor any of their Affiliated Persons have taken any action that constitutes data breach, infringement of Personal

Information or violation of Laws related to Personal Information protection and cyber security, including but not limited to:

(i)                  collecting or using Personal Information without obtaining prior consent of the Persons whose information is collected unless otherwise stipulated by laws;

(ii)               collecting or using Personal Information without expressly indicating the purpose, methods and scope of collecting and using Personal Information to the Person whose Personal Information is collected, or collected Personal Information unrelated to the provided services;

(iii)            not strictly keeping confidential the Personal Information obtained during the course of providing services, or disclosed, damaged, tampered or illegally (including without obtaining authorization or beyond the authorization scope) provided such information to others;

(iv)           collecting, using or processing its stored Personal Information in violation of Laws or agreements with the Person whose Personal Information is collected; and

(v)              stealing or otherwise unlawfully obtaining Personal Information, including obtaining Personal Information from sources that may be illegal.

(c)                                            Except as disclosed in Section 3.16(c) of the Disclosure Schedule, neither the Group Companies nor any of their Affiliated Persons have been investigated, inquired or been subject to any other actions by the regulatory authorities against the Group Companies or any of their Affiliated Persons, or sued or claimed compensation by any third party as a result of data mismanagement or illegal use of data.

Section 3.17                             Employee Matters.  To the Knowledge of the Warrantors, all employees of each Group Company are devoting their full professional time to such Group Company. To the Knowledge of the Warrantors, no employee of any Group Company is in violation of any provision of any Contract that would bring material adverse impact on any Group Company. Except for the Company Share Incentive Plan, as required by applicable Law or as disclosed in Section 3.17 of the Disclosure Schedule, none of the Group Companies has any Benefit Plan.  For the purposes hereof, “Benefit Plan” means any plan, Contract or other arrangement, formal or informal, whether oral or written, providing any benefit to any present or former officer, director or employee, or dependent or beneficiary thereof, including any employment agreement or profit sharing, deferred compensation, share option, performance share, employee share purchase, bonus, severance, retirement, health or insurance plan. To the Knowledge of the Warrantors, no Senior Manager, key employees or any group of employees (such key employees or group employees being determined in the reasonable discretion of the Seller) intends to terminate their employment with the Group Company, and none of the Group Companies has a present intention to terminate the employment of any of the foregoing except as may be required pursuant to this Agreement or transaction contemplated hereby. Except for liabilities as may arise from offer letters of certain employees of the Group Companies relating to Company Share Awards and NetEase RSUs, details of which are set forth in Schedule J hereto, no employee of the Group Companies is owed any back wages or other compensation for services rendered except as set forth on the Financial Statements or arising in the ordinary course of business between the Balance Sheet Date and the Closing Date. There is no labor strike, labor slow down, labor claim, labor dispute or labor union organization activities pending or, to the Knowledge of the Warrantors, threatened between any Group Company and its employees. Each Group Company has complied with all applicable Laws related to employment and related to the Benefit Plans (including Laws related to the contribution of social insurance, housing funds and related benefits).

Section 3.18                             Transactions with Related Parties.

(a)                                 All Contracts (other than (A) the Transaction Documents, (B) the employment agreements, (C) the confidential information, invention assignment, non-compete and non-solicitation agreements, (D) the award agreements entered into pursuant to the Company Share Incentive Plan, (E) the Control Documents, and (F) any Contract entered in the ordinary course of the business of the Group Companies) to or by which any Group Company, on the one hand, and any Related Party, on the other hand, are or have been a party or otherwise bound or affected (the “Related Party Contracts”) are set forth in Section 3.18(a) of the Disclosure Schedule.  Each Related Party Contract was made on terms and conditions as substantially favorable or more favorable to such Group Company as would have been obtainable by it at the time in a comparable arm’s-length transaction with an unrelated party.

(b)                                 No Related Party has any direct or indirect ownership in any Person with which any Group Company has a material business relationship, or any Person that competes with or could reasonably be expected to compete with any Group Company, except for ownership of less than five percent (5%) of any class or other equity of publicly traded companies. Except for transactions in the ordinary course of the business of a Group Company on terms and conditions at least as favorable to the Group Companies as would have been obtainable by them at the time in a comparable arm’s-length transaction with an unrelated party, no Related Party has any Contract, understanding, business relationship with, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued salaries, reimbursable expenses or other standard employee benefits). To the Knowledge of Warrantors, no Related Party has had, either directly or indirectly, a material equity interest in: (i) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (ii) any Contract to which a Group Company is a party or by which it may be bound or affected.

(c)                                  None of the Group Companies has any obligation to pay for any intra-group accounts payable to the Warrantors or their Affiliates (other than the Group Companies) that are not provided for in the Financial Statements, other than those arising between June 30, 2019 and the Closing Date and reflected in the Closing Statement.

(d)                                 As of 11:59 pm August 31, 2019, the sum of (i) the total amount payable by Ningbo NetEase Shangli Information Technology Co., Ltd. (宁波

网易尚礼信息技术有限公司) to relevant Group Companies under the NetEase Gift Card Business Operation Agreements (网易礼品卡业务合作协议), and (ii) the total amount of the outstanding gift cards issued pursuant to the foregoing agreement was approximately RMB6,818,426.

Section 3.19                             Required Licenses.  Each Group Company has all the necessary Required Licenses and has fulfilled any and all necessary fillings and registration requirements with the relevant Government Authorities required for the material conduct of the Business as now being conducted. No other Required License is necessary for, or otherwise material to, the conduct of the Business by any such Person. The consummation of the transactions contemplated under the Transaction Documents will not result in the termination or revocation of any of the Required Licenses material to the conduct of the Business. None of the Group Companies is in default under any of its Required Licenses material to the conduct of the Business and has not received any notice (whether written or not) relating to the suspension, revocation or modification of any such Required Licenses or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company. Each Group Company has been conducting its business activities within the permitted scope of business. Except as disclosed in Section 3.19 of the Disclosure Schedule, to the Knowledge of the Warrantors, none of authorization of any Government Authority, license or permit requisite for the material conduct of the Business which is subject to periodic renewal will not be granted or renewed by the relevant Government Authorities.

Section 3.20                             Environment.  Except as would not, individually or in the aggregate, result in Material Adverse Effect to the Group Companies, (i) no property that any Group Company currently or previously occupied has had any release of any substance, in any form, or has been used in any manner, so as to create any liability for the Group Company under any Environmental Laws, (ii) no Group Company has received any notice, demand letter, claim or request for information alleging any environmental damage, disaster or any violation of, or liability of the Group Company under, any Environmental Law, and (iii) no Group Company is subject to any order, judgment, injunction or other agreement with any Government Authority or any third party relating to the environment.

Section 3.21                             Insurance.  The Group Companies have insurance policies (a) for such amounts as are sufficient for all requirements of Law and all agreements to which the Company or any of the Subsidiaries is a party or by which it is bound, and (b) which are in such amounts, with such deductibles and against such risks and losses, substantially as are in accordance with normal industry practice for similarly situated companies in the same industry.  Section 3.21 of the Disclosure Schedule sets forth a true, correct and complete list of each insurance policy maintained by each Group Company that is material to the conduct of the Business.  The Seller has made available to the Purchaser true, correct and complete copies of all such insurance policies.  There is no material claim by any Group Company pending under any such policies as to which coverage has been denied or disputed by the insurer.  Such insurance policies are in full force and effect, no coverage provided thereby will terminate or lapse by reason of this Agreement, all premiums with respect thereto are paid and each applicable Group Company is in compliance in all material respects with the terms thereof.  No Group Company has received any written notice of any threatened termination of, material premium increase with respect to or material alteration of coverage under any such insurance policy.

Section 3.22                             Brokers.  No broker, finder or investment banker is entitled to receive from any Group Company any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Group Company.

Section 3.23                             Accuracy of Information.  The Warrantors and the Group Companies have not intentionally withheld any information or material in response to the Purchaser’s written due diligence request in connection with the transactions contemplated in this Agreement and none of the written due diligence materials or written information provided by the Warrantors and/or the Group Companies contains any untrue statement of any material fact.

Article IV

Representations and Warranties with Respect to Warrantors

Each of the Warrantors, severally and jointly, represents and warrants to the Purchaser that the statements contained in this Article IV are true, correct and complete as of the date hereof and as of the Closing Date (unless any representations and warranties expressly relate to another date, in which case as of such other date).

Section 4.1                                    Capacity.  Each Warrantor is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or formation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 4.2                                    Authorization.  Each Warrantor has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which each Warrantor is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Warrantor. This Agreement has been, and each of the other Transaction Documents to which each Warrantor is a party will be at or prior to the Closing, duly and validly executed and delivered by such Warrantor and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which such Warrantor is a party will constitute, the legal, valid and binding obligations of such Warrantor, enforceable against it in accordance with their respective terms.

Section 4.3                                    Conflicts; Consents of Third Parties.

(a)                                 None of the execution, delivery and performance by each Warrantor of this Agreement or the other Transaction Documents to which such Warrantor is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by such Warrantor with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), any provision of (i) the memorandum and articles of association or comparable organizational documents of such Warrantor, or (ii) any Law or Order applicable to such Warrantor; in each case of (i) and (ii), except as would not, individually or in the aggregate, materially and adversely affect the ability of such Warrantor to carry out its obligations hereunder and under the other Transactions Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b)                                 No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required on the part of each Warrantor in connection with the execution and delivery of this Agreement or the other Transaction Documents or the compliance by such Warrantor with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except as would not, individually or in the aggregate, materially and adversely affect the ability of any Warrantor to carry out its obligations hereunder and under the other Transactions Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

Section 4.4                                    Ownership and Transfer of Shares.  The Seller is the record owner of the Purchased Shares, free and clear of all Liens.  The Seller Parent is the sole shareholder of the Seller, free and clear of all Liens.  The Seller has the power to sell, transfer, assign and deliver the Purchased Shares as provided in this Agreement, and such delivery will convey to the Purchaser good and marketable title to the Purchased Shares, free and clear of all Liens. The Purchased Shares are duly authorized, validly issued, fully paid and non-assessable.

Article V

Representations and Warranties with Respect to Purchaser

The Purchaser represents and warrants to the Seller that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing (unless any representations and warranties expressly relate to another date, in which case as of such other date).

Section 5.1                                    Organization and Good Standing.  The Purchaser is duly organized, validly existing and in good standing under the Laws of the Cayman Islands, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 5.2                                    Authorization.  The Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and each of the other Transaction Documents to which the Purchaser is a party will be at or prior to the Closing, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which the Purchaser is a party will constitute, the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms.

Section 5.3                                    Conflicts; Consents of Third Parties.

(a)                                 None of the execution, delivery and performance by the Purchaser of this Agreement or the other Transaction Documents to which the

Purchaser is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Purchaser with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), any provision of (i) the memorandum and articles of association of the Purchaser; or (ii) any Order or Law applicable to the Purchaser, in each case of (i) and (ii), except as would not, individually or in the aggregate, materially and adversely affect the ability of the Purchaser to carry out its obligations hereunder and under the other Transactions Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b)                                 No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the other Transaction Documents or the compliance by the Purchaser with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except as would not, individually or in the aggregate, materially and adversely affect the ability of the Purchaser to carry out its obligations hereunder and under the other Transactions Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

Section 5.4                                    Subject Shares.  The Subject Shares, when issued, sold and delivered in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will be owned by the Seller free and clear of all Liens.

Article VI

Covenants

Section 6.1                                    Access to Information.  Following the date hereof until the Closing, the Purchaser and its representatives shall be entitled to make such investigation of the properties, assets, businesses and operations of the Group Companies and such examination of the books and records of the Group Companies as it may request from time to time and to make extracts and copies of such books and records. The Company and the Warrantors shall cause the Group Companies and each of the Group Companies’ respective officers, directors, employees, consultants, agents, accountants, attorneys and other representatives to: (a) afford the officers, employees, agents, accountants, attorneys and other representatives of the Purchaser access, during regular business hours, to the offices, properties, facilities, books and records of each Group Company, and (b) furnish to the officers, employees, agents, accountants, attorneys and other representatives of the Purchaser such additional financial, operating data, customer data and other data and information regarding the operation, assets, properties, Liabilities and goodwill of each Group Company as the Purchaser may from time to time request (including without limitation, the due diligence materials previously requested by the Purchaser but yet to be provided as of the date hereof).

Section 6.2                                    Notice of Developments.  Prior to the Closing, the Warrantors and the Company shall promptly notify the Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any breach of a representation or warranty or covenant or agreement of any Warrantor or the Company in this Agreement or which could have the effect of making any representation or warranty of any Warrantor or the Company untrue or incorrect in any respect, and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, result of operations, client relationships, employee relations, projections or prospects of any Group Company.

Section 6.3                                    Conduct of the Business Pending the Closing.  Between the date hereof and the time of the Closing, except (x) as expressly required by this Agreement or (y) with the prior written consent of the Purchaser (which consent may be given or withheld in the Purchaser’s sole and absolute discretion), the Company shall, and shall cause the other Group Companies to, and the Warrantors shall cause the Group Companies to:

(a)                                 conduct the respective Businesses of the Group Companies in the ordinary course and consistent with the Group Companies’ past practice;

(b)                                 continue the respective promotional activities and pricing and purchasing policies of the Group Companies consistent with past practice;

(c)                                  maintain the validity of all the customs guarantees with respect to the Group Companies’ warehouses located in bonded areas as required by applicable Laws;

(d)                                 store and preserve all the data generated from the Group Companies’ operation in the same manner as they are currently stored and preserved;

(e)                                  renew any licenses, permits, insurance policies and contracts (including without limitation supply contracts) that have expired or will expire in a timely manner;

(f)                                   preserve all the present assets and Real Property of the Group Companies;

(g)                                  use their best efforts to (i) preserve the present business operations, organization and goodwill of the Group Companies, (ii) keep available the services of its current officers and employees, (iii) preserve the present relationships with clients of the Group Companies, and (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Company or the Warrantors in this Agreement to be untrue or result in a breach of any covenant made by the Company or any Warrantor in this Agreement;

(h)                                 not change the accounting methods, estimation techniques, principles or practices affecting the reported assets, liabilities or results of operations of any Group Company or change any Group Company’s cash management procedures or management of working capital, including by accelerating collections or receivables or by delaying payment of any payables or other liabilities; and

(i)                                     not take any action if such action would constitute a breach of the representations and warranties set forth in Section 3.9.

Section 6.4                                    Further Assurances.  Each Party shall use (and the Company shall cause each other Group Company to use) its reasonable best efforts to (a) take all actions necessary or appropriate and do all things (including to execute and deliver documents and other papers) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (b) cause the fulfillment at the earliest practicable date of all the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

Section 6.5                                    Confidentiality and Publicity.

(a)                                 Each Warrantor agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all confidential or proprietary information with respect to the Purchaser or the Group Companies or relating to the transactions contemplated hereby, (ii) in the event that any Warrantor or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information and to the extent reasonably practicable and legally permissible, provide the Purchaser and the Company with prompt written notice of such requirement so that the Purchaser or the applicable Group Company may seek a protective order or other remedy or waive compliance with this Section 6.5(a), and (iii) in the event that such protective order or other remedy is not obtained prior to the date such disclosure is required to be made, or the Purchaser and the Company waive compliance with this Section 6.5(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information, provided, however, that to the extent legally permissible, each Warrantor shall have provided a draft of the proposed disclosure to the Purchaser and the Company reasonably in advance and shall in good faith consider any comments to the content of such proposed disclosure; provided, further, that this Section 6.5(a) shall not apply to any information that, at the time of disclosure, is in the public domain and was not disclosed in breach of this Agreement by any Warrantor or any of its agents, representatives, Affiliates, employees, officers or directors.

(b)                                 No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser (in the case of a proposed release or announcement by the Seller, the Seller Parent or the Company), or of the Seller (in the case of a proposed release or announcement by the Purchaser), unless otherwise required by Law or Government Authority (in which case the Party being required to make such press release or public announcement shall, to the extent legally permissible, provide the Purchaser (if such Party is the Seller or the Seller Parent) or the Seller (if such Party is the Purchaser) with a draft of the proposed press release or public announcement reasonably in advance and shall in good faith consider any comments from the Purchaser or the Seller, as applicable, to the content of such proposed press release or public announcement).

Section 6.6                                    No Promotion.  Subject to Section 6.5(b), without the prior written consent of or as otherwise agreed in writing to by the Purchaser, and whether or not the Purchaser is then a shareholder of the Company and whether or not the Closing is consummated, each Warrantor shall not and shall cause its Affiliates not to:

(a)                                 use in advertising, publicity, announcements, duplication or otherwise, the name of Ant, Alibaba Group Holding Limited or any of their respective Affiliates, either alone or in combination of, including “阿里巴巴” (Chinese equivalent for “Alibaba”), “淘宝” (Chinese equivalent for “Taobao”), “天猫” (Chinese equivalent for “Tmall”), “1688”, “聚划算” (Chinese equivalent for “Juhuasuan”), “全球速卖通” (Chinese brand for “AliExpress”), “飞猪” (Chinese equivalent for “Fliggy”), “阿里妈妈” (Chinese equivalent for “Alimama”), “阿里云” (Chinese equivalent for “Alibaba Cloud”), “阿里通信” (Chinese equivalent for “AliTelecom”), “一达通” (Chinese brand for “OneTouch”), “友盟” (Chinese equivalent for “Umeng”), “盒马” (Chinese equivalent for “Freshippo”), “闲鱼” (Chinese equivalent for “XianYu”), “优酷” (Chinese equivalent for “YOUKU”), “土豆” (Chinese equivalent for “TUDOO”), “优视” (Chinese equivalent for “UC/UCWeb”), “阿里游戏” (Chinese equivalent for “Alibaba Games”)，”九游” (Chinese equivalent for “9Game”), “阿里文学” (Chinese equivalent for “Alibaba Literature”), “书旗小说” (Chinese equivalent for “Shuqi”), “大麦” (Chinese equivalent for “Damai”), “虾米” (Chinese equivalent for “Xiami”), “高德地图” (Chinese brand for “AMAP”), “阿里” (Chinese equivalent for “Ali”), “淘” (Chinese equivalent for “Tao”), “钉钉” (Chinese brand for “DingTalk”), “口碑” (Chinese equivalent for “Koubei”), “饿了么” (Chinese equivalent for “Eleme”), “蚂蚁金服” (Chinese brand for “Ant Financial”), “蚂蚁” (Chinese equivalent for “Ant”), “支付宝” (Chinese brand for “Alipay”), “余额宝” (Chinese equivalent for “Yu’e Bao”), “芝麻信用” (Chinese equivalent for “Zhima Credit”), “网商银行” (Chinese brand for

“MYbank”), “花呗” (Chinese equivalent for “HUABEI”), “Alibaba”, “Taobao”, “Tmall”, “Juhuasuan”, “AliExpress”, “Fliggy”, “Alimama”, “Alibaba Cloud”, “AliOS”, “AliTelecom”, “OneTouch”, “Umeng”, “Freshippo”, “YOUKU”, “TUDOO”, “TUDOU”, “UC”, “UCWeb”, “Alibaba Games”, “9Game”, “Alibaba Literature”, “Shuqi”, “Damai”, “Xiami”, “AMAP”, “Ali”, “Tao”, “DingTalk”, “Koubei”, “Eleme”, “Ant Financial”, “Ant”, “Alipay”, “Yu’e Bao”, “Zhima Credit”, “MYbank”, “HUABEI”, the associated devices and logos of the above brands (including but not limited to the smiling face device of Alibaba Group, the cow device of Alibaba.com, the Tao doll device of Taobao, the cat device of Tmall, the Ju doll device of Juhuasuan, the pig device of Fliggy, the bracket device of Alibaba Cloud, the hippo device of Freshippo, the fish device of XianYu, the doughnut device of YOUKU, the smiling face device of TUDOO and TUDOU, the 9 Games device, the Shuqi device of Shuqi, the hand device of Damai, the shrimp device of Xiami, the Gaoxiaode device and the paper aeroplane device of AutoNavi, the wing device of Dingtalk, the ant device of Ant Financial, the Zhi device of Alipay, the Zhima Credit device, etc.) or any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned or used by the Purchaser, Alibaba Group or any of their respective Affiliates; or

(b)                                 represent, directly or indirectly, that any product or services provided by such Party or its Affiliates has been approved or endorsed by the Purchaser or any of its Affiliates.

Section 6.7                                    Exclusivity.  Between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 8.1, none of the Warrantors and the Company or any of their respective Affiliates, officers, directors, representatives or agents shall, and the Warrantors and the Company shall cause the other Group Companies and their respective Affiliates, officers, directors, representatives and agents not to, (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the equity interests in the Company or any other Group Company or all or any material portion of the assets of the Group Companies, or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to any Group Company, or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Warrantors and the Company shall, and shall cause the other Group Companies to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Warrantors and the Company shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Warrantors and the Company agree not to, and to cause the other Group Companies not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any Warrantor or Group Company is a party.

Section 6.8                                    Tax Filings and Payments.

(a)                                 The Parties hereby acknowledge, covenant and agree that (i) the Purchaser shall have no obligation to pay any Tax of any nature that is required by applicable Law to be paid by the Seller or its Affiliates or their respective direct and indirect partners, members and shareholders arising out of the transactions contemplated by this Agreement and the other Transaction Documents; and (ii) the Seller agrees to bear and pay any Tax of any nature that is required by applicable Laws to be paid by it arising out of the transactions contemplated by this Agreement and the other Transaction Documents.

(b)                                 The Seller shall engage, at its own cost and expense, and hereby authorize one of the Big Four (the “Filing Agent”) to, and shall cause the Filing Agent to, as soon as possible after the date hereof, and in any event, within thirty (30) days  after the date hereof, duly and timely make with the applicable PRC Tax Authority (being the PRC Tax Authority to which such filings are to be made pursuant to applicable Law) (the “Relevant PRC Tax Authority”) the relevant Tax filings and disclosures that are required by (and shall make such filings and disclosures in accordance with the requirements of) applicable Law (including Circular 7) in connection with the transactions contemplated by this Agreement and the other Transaction Documents (the foregoing transactions, collectively, the “Reporting Transactions”), and shall (A) provide the whole package of tax reporting documents to the Purchaser for any comment at least seven (7) Business Days before the formal submission and consider any reasonable comments from the Purchaser, (B) permit the Purchaser to make a joint filing with the Seller in respect of the Reporting Transactions (or to sign on the filing) if the Purchaser so elects, (C) allow one representative of the Purchaser or its tax advisor to accompany the Filing Agent to the Relevant PRC Tax Authority’s offices to witness the Filing Agent submitting such Tax filings on behalf of the Seller, and (D) provide the Purchaser with adequate evidence (as specified below in this Section 6.8(a)) that such Tax filings have been made in accordance with applicable Law as soon as reasonably practicable. The Seller agrees to use its reasonable best efforts to promptly submit, or cause the Filing Agent to submit, all documents subsequently requested by the Relevant PRC Tax Authority in connection with such Tax filing with a copy delivered to the Purchaser and the Company simultaneously therewith for review and comments, and the Seller shall cause the Filing Agent to give regular updates to the Purchaser and the Company as to the determination (and delivers to the Purchaser and the Company assessment notices, if any, issued by the Relevant PRC Tax Authority in connection with such determination) and payment status of any Taxes assessed by the Relevant PRC Tax Authority in respect of the Seller in connection with the Reporting Transactions. For purposes of this Section 6.8(a), the following shall be adequate evidence that a Tax filing has been made in respect of the Seller:

(i)                                     an acknowledgement or receipt in respect of the filing by or on behalf of the Seller issued by the Relevant PRC Tax Authority or the original signature of an official of the Relevant PRC Tax Authority on the duplicate of the filing documents submitted by or on behalf of the Seller; or

(ii)                                  an original written confirmation issued by the Filing Agent and executed by an authorized signatory thereof, attaching a copy of the filing made and confirming that they have submitted the filing on behalf of the

Seller with the Relevant PRC Tax Authority in accordance with this Section 6.8(a), and confirming that the Relevant PRC Tax Authority does not issue, and has not issued, any acknowledgement or receipt in respect of the filing.

(c)                                  The Seller shall cause the Filing Agent to, on a monthly basis, follow up with the Relevant PRC Tax Authority on the Tax filings of the Seller and shall promptly respond to any requests by the Relevant PRC Tax Authorities for additional information or materials and give regular (and in any event not less frequently than monthly) updates to the Purchaser as to any development in the assessment of any Taxes by the Relevant PRC Tax Authority.  Without prejudice to the foregoing, if the Seller or any of its Affiliates receives any notice or demand from any PRC Tax Authority in respect of the Reporting Transactions, the Seller shall promptly provide a true and complete copy of such notice or demand to the Purchaser.

(d)                                 To the extent that the Seller is determined by the Relevant PRC Tax Authority to be required by applicable Law (including Circular 7) to pay Taxes in connection with the Reporting Transactions (the “Selling Taxes”), the Seller shall promptly pay the Selling Taxes and shall provide the Purchaser, as soon as reasonably practicable, with evidence in the form of a payment receipt issued by the Relevant PRC Tax Authority (together with the details of Tax calculation and supporting documents) demonstrating that the Selling Taxes have been paid.  If (i) no such evidence is received by the Purchaser within such period of time as the Selling Taxes are required to be paid by the Relevant PRC Tax Authority, and (ii) the Purchaser has received a written notice from the Relevant PRC Tax Authority demanding the payment of the Selling Taxes by the Purchaser, then the Purchaser may, following reasonable consultation with the Seller, pay the Selling Taxes out of the Indemnity Withheld Amount (and the Purchaser shall provide the Seller, as soon as reasonably practicable, with evidence in the form of a payment receipt issued by the Relevant PRC Tax Authority demonstrating that the Selling Taxes have been paid).  The Indemnity Withheld Amount shall be deemed to have been reduced by the amount of the Selling Taxes paid on behalf of the Seller pursuant to the foregoing clause.

(e)                                  Notwithstanding anything in this Agreement to the contrary, (i) the Seller and its Affiliates, on the one hand, and the Purchaser and its Affiliates (including, for the avoidance of doubt, the Group Companies after the Closing Date), on the other hand, shall each cooperate, and shall cause its Affiliates (including the Group Companies) to cooperate, with the other as and to the extent reasonably requested by the Seller or the Purchaser, as applicable, in connection with the filing of any Tax Returns, calculating or paying any Taxes as is required under this Agreement (including, without limitation, any Seller Taxes) and making any Tax filings as is required under this Agreement (including any Tax filing required pursuant to Section 6.8), and in any threatened or actual audit or other proceeding with respect to Taxes, including the retention and (upon request) the provision of records (it being understood and agreed that, following the Closing Date.  Following the Closing, the Seller and its Affiliates, on the one hand, and the Purchaser and its Affiliates (including, for the avoidance of doubt, the Group Companies after the Closing Date), on the other hand, shall make its, or shall cause their respective Affiliates to make its, employees and facilities available during normal business hours on a mutually convenient basis to provide reasonable explanation of any documents or information provided hereunder.

(f)                                   Notwithstanding anything to the contrary in this Agreement, neither the Purchaser nor any of its Affiliates (including, after the Closing Date, the Group Companies) (i) file (except as expressly contemplated by this Agreement), re-file, supplement or amend any Tax Return relating to a Tax period (or portion thereof) ending on or prior to the Closing Date, (ii) make any election with an effective date on or before the Closing Date, (iii) except as otherwise expressly contemplated by this Agreement, voluntarily approach any taxing authority, or make any voluntary disclosure, amnesty or similar filing, in respect of Taxes relating to any Tax period (or portion thereof) ending on or prior to the Closing Date or (iv) or take any action that could increase Seller’s or any of its Affiliate’s obligations in respect of Taxes (including any obligation pursuant to Article IX or any other provision of this Agreement), without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.9                                    Release and Discharge.

(a)                                 Effective as of and contingent upon the Closing, to the fullest extent permitted by applicable Law, each of the Warrantors, on behalf of itself and on behalf of its shareholders or members, as applicable, assigns and beneficiaries and, to the extent acting in a representative capacity, its creditors, directors, officers, managers, employees, investors, Affiliates, representatives (including any investment banking, legal or accounting firm retained by such Warrantor), successors and assigns of any of them (collectively, the “Releasing Persons”), hereby knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, acquits and forever discharges each Group Company and its shareholders or members, as applicable, assigns and beneficiaries, creditors, directors, officers, managers, employees, investors, Affiliates, representatives (including any investment banking, legal or accounting firm retained by any of them), successors and assigns of any of them, Affiliates and predecessors, successors and assigns of any of them (collectively, the “Released Persons”) from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, debts, demands, damages, costs, expenses, compensation or liabilities of every kind and any nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, direct or derivative on behalf of any Person, and whether arising under any agreement or understanding or otherwise at Law or equity (“Released Claims”), which such Releasing Persons, or any of them, had, has, or may have had arising from, connected or related to, or caused by any event, occurrence, cause or thing, of any type whatsoever, or otherwise, arising or existing, or occurring, in whole or in part, at any time in the past until and including the Closing against any of the Released Persons with respect to any Group Company, whether arising out of, relating to or in connection with the Seller’s investment in securities in any Group Company, the Existing Articles or otherwise (the “Release”). The Release shall be effective as a full, final and irrevocable accord and satisfaction and release of all the Released Claims.

(b)                                 Effective as of and contingent upon the Closing, each of the Warrantors hereby irrevocably and unconditionally covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Person, based upon the Release or to seek to recover any amounts in connection therewith or thereunder from and after the Closing. Any Released Person may plead this Release as a complete bar to any Released Claims brought in derogation of this covenant not to sue.

(c)                                  Each of the Warrantors agrees that if it violates any provision of this Section 6.9, such Warrantor will pay the costs and expenses of defending against any related or resulting Legal Proceedings incurred by the Released Persons, including attorney’s fees.

(d)                                 The provisions of the foregoing Section 6.9(a) to (c) shall not apply to any liability or claim (i) arising from the Seller Guarantee, (ii) arising from Onshore Shareholder Loans or the Offshore Shareholder Loans, (iii) arising from any transaction that is at least as favorable to Group Companies as would have been obtainable by them at the time in a comparable arm’s-length transaction with an unrelated party, (iv) arising under the governing documents of the Group Companies, including in respect of exculpation and indemnification, or any indemnification agreement, (v) arising under the Transaction Documents, or (vi) arising from employment relationship with the Group Companies, including accrued but unpaid salary, benefits, reimbursable expenses and other types of compensation and benefits to the extent reflected in the Financial Statements or the Closing Statement.

(e)                                  For the avoidance of doubt, the Warrantors shall, and shall cause their respective Affiliates to, knowingly, voluntarily, unconditionally and irrevocably waive, fully and finally release, acquit and forever discharge (i) each employee of the Group Companies from all Liabilities and claims arising from any non-competition obligations under his or her existing labor contract with the relevant Group Company, and (ii) the Group Companies from all Liabilities and claims for any liquidated damages or penalties due to a breach of non-compete or similar obligations as a result of the transactions contemplated hereby under any of their existing business contract with the Warrantors or their Affiliates (excluding the Group Companies), to the extent such contact is not terminated at the Closing.

Section 6.10                             Withholding Rights.  Notwithstanding anything herein to the contrary, the payor of any amount payable pursuant to this Agreement shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as such payor is required to deduct and withhold under the any applicable Tax Law with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 6.11                             Treatment of Company Share Awards and NetEase RSUs.

(a)                                 As soon as practicable after the date hereof, and in any event prior to the Closing, the Warrantors shall take all such actions as may be necessary to or cause the Company to terminate the Company Share Incentive Plan and cancel all Company Share Awards issued thereunder.

(b)                                 The Warrantors shall use their reasonable best efforts to enter into the NetEase Agreement with each of the individuals listed in Part A of Schedule D-2 hereto prior to the Second Installment Payment Date.

(c)                                  The Warrantors shall use their reasonable best efforts to cause each of the individuals listed in Part B of Schedule D-2 hereto to sign the Non-compete Undertaking prior to the Second Installment Payment Date.

(d)                                 The Warrantors shall use their reasonable best efforts to cause each of the NetEase Group Award Grantees to sign a Waiver Letter prior to the Second Installment Payment Date.

(e)                                  Following the Second Installment Payment Date, to the extent that there remains any NetEase Group Award Grantee that is yet to execute the NetEase Agreement, the Non-compete Undertaking and/or the Waiver Letter, as applicable, the Warrantors shall continue to use their respective reasonable best efforts to cause all of the NetEase Group Award Grantees to execute the NetEase Agreements, the Non-compete Undertakings and the Waiver Letters, as applicable, in accordance with Section 6.12(b), (c) and (d).

(f)                                   Except as may be consented to in writing by the Purchaser, the Company shall not permit the exercise of any Company Share Award.

(g)                                  The Warrantors agree to use their respective reasonable best efforts to cause each of the individuals listed in Part A of Schedule D-2 hereto to comply with his or her obligations provided under the relevant NetEase Agreement to which he or she is a party.

(h)                                 The Warrantors shall (i) use their reasonable best efforts to ensure that the number of Qualifying Grantees represent no less than 90% of the total number of the NetEase Group Award Grantees prior to the Second Installment Payment Date, (ii) deliver to the Purchaser the Waiver Letters and the NetEase Agreements that have been duly executed by the individuals listed in Part A of Schedule D-2 hereto prior to such date, and (iii) make the Waiver Letters and the Non-compete Undertakings that have been duly executed by the individuals listed in Part B of Schedule D-2 hereto prior to such date available for inspection by Purchaser’s counsel (each of the conditions the Warrantors are required to use their reasonable best efforts to satisfy prior to the Second Installment Payment Date set forth in the immediately preceding sub-sections (i), (ii) and (iii) above, the “Second Installment Payment Condition”).

Section 6.12                             No Leakage.

(a)                                 Each of the Warrantors undertakes that it will cause the Group Companies not to incur any Leakage during the period from the Balance Sheet Date to the Closing Date, unless with the prior written consent of the Purchaser.

(b)                                 Subject to the Closing having taken place, if the Seller or any of its Affiliates (other than any Group Company) has received (or is entitled to receive as a result of a binding agreement or binding commitment by any Group Company) a Leakage Amount in respect of any Group Company occurring between the Balance Sheet Date and the Closing Date, the Seller shall be liable to pay to the Purchaser the aggregate sum equal to the Leakage Amount, which amount shall be paid following final determination thereof in accordance with this Section 6.13 and first out of the Indemnity Withheld Amount, to the extent any such amount remains.

(c)                                  If the Purchaser wishes to make a claim for any Leakage under this Section 6.13, it must send a written notice (a “Leakage Notice”) to the Seller.  A Leakage Notice shall not be valid unless it specifies in reasonable detail the factual basis of the alleged Leakage and evidence on which the Purchaser relies and sets out the Purchaser’s estimate of the amount of the Leakage Amount (including its calculation of the relevant Leakage Amount).  The Seller shall not have any liability under this Section 6.13 unless a Leakage Notice has been sent to the Seller in writing on or before the expiry of 24 months after the Closing.

(d)                                 Unless within twenty (20) Business Days after the date on which the Seller receives the Leakage Notice the Seller notifies the Purchaser in writing that it does not accept the Leakage Notice, the Seller shall be deemed to have accepted such Leakage Notice.

(e)                                  If, within the period of twenty (20) Business Days referred to in Section 6.13(d), the Seller has sent the Purchaser a written notice stating the grounds on which it does not accept the Leakage Notice, the Parties shall negotiate in good faith with a view to reaching an agreement on the matter.

(f)                                   In the event that the Seller and the Purchaser are unable to reach an agreement as aforesaid within twenty (20) Business Days of the Seller giving the notice referred to in Section 6.13(e), the matter shall be submitted for determination by an Expert.  For the purposes of this Agreement, an “Expert” means one of the Big Four or any other accounting firm mutually agreed upon by the Purchaser and the Seller, or any other accounting firm selected by the secretary general of the Hong Kong International Arbitration Center in accordance with Section 10.3. Any firm proposed or nominated to be an Expert shall be required to declare in writing any current and past associations with the Purchaser, the Seller, and/or their respective Affiliates before appointment and shall have reasonably satisfied the Seller and the Purchaser of such firm’s independence. Each of the Purchaser and the Seller shall use its reasonable efforts to agree upon the terms of engagement for the Expert and appoint an Expert expeditiously within five (5) Business Days after the other Party’s written request for the nomination of the Expert.

(g)                                  Such Expert shall act as an independent expert in connection with the giving of such decision which shall be rendered within thirty (30) Business

Days of its appointment.  In giving such decision, the Expert shall state whether or not any Leakage, which does not constitute Permitted Leakage, has occurred and, if yes, the Leakage Amount.

(h)                                 The decision of the Expert shall (except in case of manifest error) be final and binding on the Seller and the Purchaser.

(i)                                     Any engagement fees, any fees charged by the Expert, and any fees and expenses incurred by the Expert shall be borne by the Party whose proposed figure is the furthest away from the figure finally determined by the Expert.

(j)                                    The Seller and the Purchaser shall promptly provide (and shall procure that their respective advisers promptly provide) to one another (and to one another’s advisers) and to any Expert appointed pursuant to Section 6.13(f) such documents and information within their possession or control (or that of their respective Affiliates) as may be required for the purposes of giving effect to this Section 6.13(j).

(k)                                 Any payment hereunder by the Seller shall be deemed to be a reduction in the Final Purchase Price paid by the Purchaser.

Section 6.13                             Pre-Closing Covenants to Continue.  If any Warrantor is required to perform any covenant or agreement herein prior to the Closing but has failed to fully perform such covenant or agreement prior to the Closing, then, without prejudice to any other rights or remedies the Purchaser may have in respect of such failure, and notwithstanding any waivers that may be granted by the Purchaser in respect of the conditions to its obligation to proceed to the Closing, such Warrantor shall continue to perform such covenant or agreement after the Closing until such covenant or agreement is fully performed.

Section 6.14                             Ongoing Cooperation and Assistance.

(a)                                 The Warrantors shall cause the existing nominee shareholders, directors, legal representatives and general managers of Hangzhou Youmai and Zhejiang Anxiong and existing shareholders, directors, legal representatives and general managers of the other PRC Group Companies to provide all assistance reasonably requested by the Purchaser to complete all filings with respect to the Onshore Equity Transfers and the replacement of the directors, supervisors, officers and legal representatives of each of the other PRC Group Companies with nominees of the Purchaser with the applicable Government Authorities (including without limitation the SAMR) as soon as reasonably practicable after the Closing.

(b)                                 Each of the Warrantors agrees that after the Closing, it shall, and shall cause its Affiliates, as applicable, to, provide all assistance reasonably requested by the Purchaser to complete all filings with respect to the replacement of the Outgoing Directors of the Offshore Group Companies that are listed in Part B of Schedule G hereto.

(c)                                  Each of the Warrantors agrees that after the Closing, it shall, and shall cause its Affiliates, as applicable, to, provide such assistance as may be reasonably requested by the Purchaser in order to wind up Lion Trading Company S.r.l.

(d)                                 In the case of any dispute or claim for indemnification against any Group Company by any third party after the Closing, which involves any agreement or contract entered into by any Warrantor, its Affiliates or any Group Company prior to the Closing, the Warrantors shall afford the Purchaser or its Affiliates, as applicable, reasonable access to the employees of the Seller and its Affiliates during normal business hours, to assist such Persons resolving such dispute, provided, however, that such access shall be subject to any applicable Laws relating to privacy or data protection and shall only be upon reasonable notice, shall not unreasonably disrupt personnel, operations and properties of the Seller or any of its Affiliates, and shall be at the Purchaser’s sole risk and expense, provided, further, that no such employee shall be required to give any testimony, or attend any conferences, discovery proceedings, hearings, trials or appeals.

(e)                                  Each of the Warrantors agrees that after the Closing, it shall, and shall cause its Affiliates, as applicable, to provide such assistance as may be reasonably requested by the Purchaser in the event that the competent Government Authorities initiate any Tax audit or other investigations of any Group Company (including any such audit or investigation initiated during the liquidation process of any Group Company), in each case at the cost of the Purchaser.

(f)                                   Each of the Warrantors shall, and shall cause its Affiliates to, continue granting the Group Companies a perpetual, worldwide, irrevocable, non-exclusive, fully-paid up, royalty-free license to use, make, have made, import, sell, offer to sell, distribute, copy, modify, perform and otherwise exploit, solely in the conduct of the Business, the Intellectual Property owned by such Warrantor or its Affiliates at Closing (which, for clarity, does not include any trade name, logo or brand image of the Warrantors or its Affiliates (excluding the Group Companies)) that is necessary for the Group Companies to operate the Business in substantially the same manner as currently conducted.

(g)                                  Each of the Warrantors agrees that after the Closing (i) it shall not, and shall cause its Affiliates not to, use its master USB Keys (U盾) to do anything to interfere with the Business or the operation of the Group Companies.  Each of the Warrantors agrees that after the Closing; and (ii) it shall, and shall cause its Affiliates, as applicable, to take all necessary actions to cancel such master USB Keys’ authorization over, or any other access to, the bank accounts of the Group Companies within one (1) month after the Closing. The Purchaser and the Group Companies shall provide all necessary assistance in connection with the foregoing.

Section 6.15                             Optimization of Workforce Structure.  The Warrantors agree to bear, and to reimburse the Purchaser, promptly upon demand, for, 50% of all documented costs (but in no event more than RMB50 million) actually incurred by the Group Companies in connection with the optimization of the existing workforce structure of the Group Companies during the twelve (12)-month period following the Closing, which reimbursement shall first be paid out of the Indemnity Withheld Amount, to the extent any such amount remains.

Section 6.16                             Intellectual Property Arrangements.

(a)                                 Except as set forth in Section 6.16(d), each of the Warrantors agrees that after the Closing, it shall not, and shall cause its Affiliates not to, (a) use any Intellectual Property that is currently exclusively used, or held for exclusive use, by the Group Companies (excluding commercial off-the-shelf Software) as set forth on Schedule F hereto, or any Intellectual Property that includes the trade name, logo or brand image of the Group Companies (including but not limited to Kaola (考拉)), which, for clarity, does not include any trade name, logo or brand image of the Warrantors or its Affiliates (excluding the Group Companies), or (b) retain or use any Confidential Information with respect to the Business, or any Intellectual Property created by any employees during their employment with, and used or held for use by, the relevant Group Companies. Each of the Warrantors agrees that as soon as practical, and in any event within three (3) months after the Closing, it shall, and shall cause its Affiliates to file with the competent Government Authorities to seek cancellation of the registrations of the Intellectual Property set forth on Schedule F hereto, and assist the Group Companies, at Purchaser’s expense, in providing reasonable assistance in applying for new Intellectual Property registrations derived from or in connection with those set forth on Schedule F hereto to the extent that such new registrations do not include any trade name, logo or brand image of the Seller Parent or any of its Affiliates and such assistance is requested by relevant Government Authority.

(b)                                 The Group Companies hereby grant to Seller Parent and its Affiliates a perpetual, worldwide, irrevocable, non-exclusive, fully-paid up, royalty-free license to use, make, have made, import, sell, offer to sell, distribute, copy, modify, perform and otherwise exploit the Intellectual Property set forth on Schedule I hereto. The foregoing license shall be effective upon Closing, and may be sublicensed, transferred and otherwise exercised for any purposes, subject to Section 6.17.

(c)                                  Promptly following the Closing, the Parties shall cooperate with each other to complete the transfer of (a) the Intellectual Property set forth on Schedule K hereto from the Group Companies to the Warrantors or its Affiliates, and (b) the Intellectual Property set forth on Schedule L from the Warrantors and its Affiliates to the Group Companies, in each case for no consideration.

(d)                                 Nothing in this Agreement shall (i) prevent the Seller or its Affiliates from using, for any purpose and without compensating the Group Companies, information retained in the unaided memory of the personnel of the Seller or its Affiliates who have had access to Confidential Information or Company Intellectual Property prior to the Closing, or (ii) obligate the Seller or its Affiliates to restrict the scope of employment of such personnel.

Section 6.17                             Non-compete.

(a)                                 Each of the Warrantors agrees that for a period of two (2) years after the Closing Date, it shall not, and shall cause its Affiliates not to, without the prior consent of the Purchaser, directly or indirectly, (i)(1) acquire more than twenty percent (20%) of the outstanding equity interests in any business, if at the time of such acquisition, annual revenue generated from e-commerce business with respect to the sale of physical consumer goods as set forth in its most recent audited financial statements or management accounts exceeds 50% of the total annual revenue of such business during the same period, or (2) enter into any strategic cooperation with any business in the area of cross-border e-commerce business that primarily targets consumers located in the PRC, if (x) the Warrantors and their Affiliates hold more than twenty percent (20%) of the outstanding equity interests in such business, and (y) annual revenue generated from e-commerce business with respect to the sale of physical consumer goods as set forth in its most recent audited financial statements or management accounts exceeds 50% of the total annual revenue of such business during the same period; or (ii) Control or operate any e-commerce business with respect to the sale of physical consumer goods, other than (A) any Exempted Business as set forth on Schedule C, or (B) any e-commerce business of any existing or future business unit of such Warrantor or its Affiliates that is not an Exempted Business so long as the annual revenue generated from any such e-commerce business (to the extent for the sale of physical consumer goods) as set forth in its most recent audited financial statement or management accounts does not exceed 20% of the total annual revenue of such business unit during the same period. Without prejudice to the foregoing, each Warrantor hereby agrees that, for a period of five (5) years after the Closing Date, it shall not, and shall cause its Affiliates not to, without the prior consent of the Purchaser, directly or indirectly, Control or operate any Exempted Business or any other existing or future business unit of such Warrantor or any of its Affiliates if the annual revenue generated from as set forth in its most recent audited financial statements or management accounts, or annual gross merchandise volume transacted in connection with cross-border e-commerce business that primarily targets consumers located in the PRC exceeds 20% of the total annual revenue or total annual gross merchandise volume, as applicable, of such Exempted Business or such other business unit, as applicable, during the same period.

(b)                                 The Parties agree that, if any court or arbitral tribunal of competent jurisdiction determines that a specified time period, geographical area, a specified business limitation or any other relevant feature of this Section 6.18 or Section 6.19 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court or arbitral tribunal to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Warrantor under this Section 6.18 or Section 6.19, as applicable.

Section 6.18                             Non-solicit.  Each of the Warrantors agrees that for a period of four (4) years after the Closing, it shall not, and shall cause its Affiliates not to, directly or indirectly

(a)                                 recruit, solicit or employ any Senior Managers of any Group Company, provided that the foregoing shall not prohibit the recruitment, solicitation or employment of any such person (i) resulting from general advertisements for employment (including any recruitment efforts conducted by any recruitment agency, provided that neither Warrantor nor any of its Affiliates has directed such recruitment efforts at such person), (ii) if such person approaches any Warrantor or any of its Affiliates on an unsolicited basis, or (iii) following the cessation of such person’s employment with any Group Company without any solicitation by any Warrantor or any of its Affiliates;

(b)                                 solicit or recruit any of the Persons set forth in Schedule E; or

(c)                                  knowingly induce or encourage any such persons described in subsection (a) and (b) to terminate, reduce or materially alter its relationship with the Group Companies.

Section 6.19                             Rights with respect to Investment in NetEase Yanxuan.  Each of the Warrantors agrees, and it shall cause its Affiliates to agree that, with respect to the investment in NetEase Yanxuan during the four (4) year period following the Closing Date:

(a)                                 in the event that NetEase Yanxuan issues any new equity securities to one or more Person other than the Seller Parent or any of its Affiliates, the Purchaser or any of its designated Affiliates shall have a right of first refusal, exercisable within twenty (20) Business Days following notice, to subscribe for up to all of such new equity securities, at the same price and otherwise on the same terms and conditions, and

(b)                                 if any existing shareholder (other than employees, officers, directors, contractors, advisors or consultants of NetEase Yanxuan or any of its Affiliates whose equity interests were acquired pursuant to any equity incentive program of NetEase Yanxuan) of NetEase Yanxuan proposes to transfer its equity interests in NetEase Yanxuan to one or more Person other than the Seller Parent or any of its Affiliates, the Purchaser or any of its designated Affiliates shall have a right of first refusal, exercisable within twenty (20) Business Days following notice, to purchase up to all such equity interests proposed to be transferred, at the same price and otherwise on the same terms and conditions, provided that the foregoing subsection (a) shall not apply to any issuance (i) in connection with any share split, share dividend, reclassification or other similar event, (ii) in connection with a public offering, or (iii) to the employees, officers, directors, contractors, advisors or consultants of the NetEase Yanxuan or any of its Affiliates pursuant to any equity incentive program of NetEase Yanxuan.

Section 6.20                             Lock-up Requirements.  The Seller agrees that it will not, and the Seller Parent agrees to cause the Seller not to, Transfer any Subject Shares during the eighteen (18) months period following the Closing Date (the “Lock-up Period”).

Section 6.21                             Replacement of Seller Guarantee.  Promptly following the Closing but in any event within fifteen (15) Business Days after the Closing Date, the Purchaser shall provide guarantee that are sufficient to replace the Seller Guarantee, such that the Seller Guarantee may be unconditionally released within fifteen (15) Business Days after the Closing Date.

Article VII

Conditions to Closing

Section 7.1                                    Conditions Precedent to Obligations of Each Party.  The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by such Party, in its sole discretion, in whole or in part to the extent permitted by applicable Law):

(a)                                 there shall not be in effect any Law or Order by a Government Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(b)                                 no Legal Proceeding shall have been commenced by or before any Government Authority against any Party hereto seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which would render it impossible or unlawful to consummate such transactions, provided, however, that the provisions of this Section 7.1(b) shall not apply if such Party has directly or indirectly solicited or encouraged any such Legal Proceeding.

Section 7.2                                    Conditions Precedent to Obligations of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser, in its sole discretion, in whole or in part to the extent permitted by applicable Law):

(a)                                 (i) the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.4, and Section 3.5 (the foregoing representations and warranties, collectively, the “Company Fundamental Warranties”) and the representations and warranties set forth in Section 4.1, Section 4.2 and Section 4.4 (the foregoing representations and warranties, collectively, the “Warrantor Fundamental Warranties”) shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly speak as of  another date (in which case such representations and warranties shall be true and correct in all respects as of such other date as though made at and as of such other date), and (ii) the representations and warranties with respect to the Group Companies and/or the Warrantors set forth in Article III and Article IV (other than the representations and warranties enumerated in Section 7.2(a)(i)) (A) that are not qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall be true and correct in all material respects, in each case, as of the date of this Agreement  and as of the Closing, as though made at and as of the Closing, and (B) that are qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing, as though made at and as of the Closing, in each case of (A) and (B), other than such representations and warranties that relate to another date (in which case such representations and warranties shall be true and correct in all respects as of such other date as though made as of such other date);

(b)                                 the Company and the Warrantors shall have performed and complied with, in all material respects, each of the obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)                                  since the Balance Sheet Date there shall not have been or occurred any change, circumstance, condition, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(d)                                 each of the Transaction Documents (excluding the NetEase Agreements, the Non-compete Undertakings and the Waiver Letters) shall have been duly executed by all of the parties thereto (other than the Purchaser and its Affiliates) and delivered to the Purchaser;

(e)                                  each of the Warrantors or their respective Affiliates to whom any Indebtedness is owed by any Group Company as of the date hereof shall have entered into a letter agreement with each relevant Group Company in form and substance satisfactory to the Purchaser, which shall specify the details of such Indebtedness including the outstanding principal, interest amount and payment schedule and copies of each such letter agreement shall have been delivered to the Purchaser;

(f)                                   the Company shall have delivered to the Purchaser a legal opinion from each of the Cayman Islands, Hong Kong and PRC counsel for the Company, dated as of the Closing Date, in form and substance satisfactory to the Purchaser; and

(g)                                  the Purchaser shall have received a certificate signed by a director or executive officer of the Seller and an executive officer of the Company, dated the Closing Date, certifying that each of the conditions set forth in Section 7.2(a) through (g) have been satisfied.

Section 7.3                                    Conditions Precedent to Obligations of the Seller.  The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller, in its sole discretion, in whole or in part to the extent permitted by applicable Law):

(a)                                 the representations and warranties in Article V shall be true and correct in all respects when made and as of the Closing with the same force and effect as if made as of the Closing; and

(b)                                 the Purchaser shall have performed and complied with, in all material respects, each of the obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

Article VIII

Termination

Section 8.1                                    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a)                                 by the Purchaser if there has been any breach of any representation or warranty set forth in this Agreement or failure to perform any covenant or agreement set forth in this Agreement on the part of the Company or any Warrantor, which breach or failure to perform would cause any of the conditions set forth in Section 7.1 and Section 7.2 not to be satisfied on or before the Long Stop Date and such breach or failure to perform cannot be cured, or if curable, is not cured within ten (10) days after written notice of such breach or failure to perform is given to the Company or such Warrantor by the Purchaser;

(b)                                 by the Seller if there has been any breach of any representation or warranty set forth in this Agreement or failure to perform any covenant or agreement set forth in this Agreement on the part of the Purchaser, which breach or failure to perform would cause any of the conditions set forth in Section 7.1 and Section 7.3 not to be satisfied on or before the Long Stop Date and such breach or failure to perform cannot be cured, or if curable, is not cured within ten (10) days after written notice of such breach or failure to perform is given to the Purchaser by the Seller;

(c)                                  by the Purchaser on or after the Long Stop Date, if the Closing shall not have occurred by the close of business on the Long Stop Date, provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Purchaser if its breach of any representation or warranty or failure to perform any of its obligations under this Agreement shall have resulted in the failure of the Closing to be consummated by the Long Stop Date;

(d)                                 by the Seller on or after the Long Stop Date, if the Closing shall not have occurred by the close of business on the Long Stop Date, provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Seller if the breach of any representation or warranty by any Warrantor or the Company, or the failure by any Warrantor or the Company to perform any of their respective obligations under this Agreement, shall have resulted in the failure of the Closing to be consummated by the Long Stop Date; or

(e)                                  by mutual written consent of the Seller and the Purchaser.

Section 8.2                                    Procedure Upon Termination.  In the event of termination by the Purchaser or the Seller pursuant to Section 8.1, written notice of such termination shall forthwith be given to the other Parties, and this Agreement shall thereupon terminate without further action by any Party.

Section 8.3                                    Reversal of Certain Steps upon Termination.  In the event that this Agreement is validly terminated in accordance with Section 8.1 and Section 8.2 and some or all of the actions with respect to the Onshore Equity Transfers have been completed, the Purchaser, the Company and the Warrantors shall promptly (and in any event within twenty (20) Business Days thereafter) take all actions necessary to reverse and unwind such completed actions, including (i) the full refund of any and all Onshore Purchase Price (without any offset, deduction or withholding) that has been paid by, on behalf of or at the direction of the Purchaser and procuring the applicable Group Company to reimburse the applicable Affiliate of the Purchaser for any and all Taxes that may have been paid in connection therewith, and (ii) the reversal of any equity transfer that may have been completed in connection with the Onshore Equity Transfers prior to such termination.

Section 8.4                                    Effect of Termination.  In the event that this Agreement is validly terminated in accordance with Section 8.1 and Section 8.2, each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any Party; provided, that no such termination shall relieve any Party hereto from liability for a breach of any of its covenants or agreements or its representations and warranties contained in this Agreement prior to such termination, and provided, further, that Section 6.5, Section 6.6, this Section 8.4, and Article X shall survive any such termination.

Article IX

Indemnification

Section 9.1                                   Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of the Company and the Warrantors contained in this Agreement and any certificate delivered by the Company or the Warrantors pursuant to this Agreement shall survive the Closing until the date that is twenty-four (24) months following the Closing Date; provided, however, that the Company Fundamental Warranties and the Warrantor Fundamental Warranties shall survive the Closing indefinitely, and the representations and warranties set forth in Section 3.13 (Taxes) shall survive the Closing until the lapse of the statute of limitation.  Notwithstanding the foregoing, the covenants or other agreements of the Company and/or the Warrantors contained in this Agreement (other than those set forth in Section 6.8 (Tax Filings and Payments), which shall survive the Closing until lapse of the statute of limitation) that by their terms are to be performed after the Closing shall survive the Closing in accordance with their terms for the time period contemplated for performance or, if no time period for performance is contemplated, for a period of twenty-four (24) months following the Closing, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Purchaser.  If written notice of a claim for indemnification has been given in accordance with Section 9.2 prior to the expiration of the applicable representations, warranties or covenants, then the relevant representations, warranties or covenants shall survive as to such claim, until such claim has been finally resolved.  The rights of the Purchaser to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that the Purchaser may have acquired, or could have acquired, at any time whether before or after the execution and delivery of this Agreement or the Closing Date, nor by any investigation or diligence by the Purchaser. The Warrantors hereby acknowledge that, regardless of any investigation made (or not made) by or on behalf of the Purchaser, and regardless of the results of any such investigation, the Purchaser has entered into the transactions contemplated by this Agreement in express reliance upon the representations and warranties of the Warrantors made in this Agreement.

Section 9.2                                   Indemnification.

(a)                                 Indemnification by Warrantors.  From and after the Closing, each of the Warrantors shall, severally and jointly, indemnify, defend and hold harmless the Purchaser and its Affiliates (including, for the avoidance of doubt, the Group Companies from and after the Closing) and their respective officers, directors, employees, stockholders, agents, attorneys, successors and assigns (collectively, the “Purchaser Indemnitees”) from and against all Liabilities, losses, damages, claims, costs and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the investigation or defense of any of the same or in responding to or cooperating with any governmental investigation), interest, awards, judgments, fines and penalties suffered or incurred by the Purchaser Indemnitees (hereinafter “Losses”) arising out of:

(i)                                     any inaccuracy in or breach of any representation or warranty with respect to the Group Companies set forth in Article III, any representation or warranty with respect to the Warrantors set forth in Article IV, or any other representations, warranties or statements set forth in the other certificates, schedules or other Transaction Documents delivered by or on behalf of any Warrantor hereunder;

(ii)                                  any breach or non-fulfillment of any covenant or obligation to be performed by the Company prior to Closing or any Warrantor under this Agreement or any other Transaction Document;

(iii)                               any Tax obligations of the Purchaser, its Affiliates or the Group Companies arising from (any other failure of any Group Company or the Warrantors to properly withhold or pay to any Tax authority amounts required to be withheld or paid by it pursuant to applicable Laws (including, for the avoidance of doubt, any Tax liabilities incurred during the post-Closing winding-up of any Group Company that may be attributed to the Warrantors’ or such Group Company’s actions or inactions prior to the Closing), disregarding, for the purposes of this Section 9.2(a)(iii), in determining the existence of such failure and the amount of Losses relating thereto, any disclosure contained in the Disclosure Schedule;

(iv)                              any Tax of the Group Companies for all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date, except to the extent that such Taxes are reflected, accrued or reserved for in the Interim Consolidated Financial Statements; provided that, in the case of any Straddle Period, (A) the amount of any Taxes of the Group Companies based upon or measured by net income or gain which relate to the portion of the Straddle Period through the end of the Closing Date will be determined based on the Closing Statement, and (B) the amount of any other Taxes of the Group Companies which relate to the portion of the Straddle Period through the end of the Closing Date will be determined based on the Closing Statement to the greatest extent possible, and otherwise shall be deemed to be the amount of such Tax for the entire Straddle Period (except to the extent that such Taxes are reflected, accrued or reserved for in the Interim Consolidated Financial Statements) multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period through the end of the Closing Date and the denominator of which is the number of days in such Straddle Period;

(v)                                 any inaccuracy in or breach of any representation or warranty set forth in Section 3.11(b), Section 3.15, Section 3.16, or Section 3.17 (including the non-payment or underpayment of social insurance and/or housing fund contributions prior to the Closing), disregarding, for the purposes of this Section 9.2(a)(v), in determining the existence of such breach and the amount of Losses relating thereto, any disclosure contained in the Disclosure Schedule;

(vi)                              any and all claims and Legal Proceedings against any Group Company arising out of or in connection with such Group Company’s infringement of any third party’s rights (including without limitation Intellectual Property rights) that occurred or existed within three (3) years prior to the Closing, disregarding, for the purposes of this Section 9.2(a)(vi), in determining the existence and the amount of Losses relating thereto, any disclosure contained in the Disclosure Schedule; and

(vii)                           failure by certain individuals to fully repay the loan extended by Ningbo Youmai when due in the amount of RMB5,000,000.

(b)                                 Indemnification by Purchaser.  From and after the Closing, Purchaser shall, severally and jointly, indemnify, defend and hold harmless the Seller and its Affiliates and their respective officers, directors, employees, stockholders, agents, attorneys, successors and assigns (collectively, the “Seller Indemnitees”) from and against all Losses actually suffered or incurred by the Seller Indemnitees arising out of:

(i)                                     any inaccuracy in or breach of any representation or warranty with respect to the Purchaser set forth in Article V, or any other representations, warranties or statements set forth in the other certificates or schedules delivered by or on behalf of the Purchaser hereunder; and

(ii)                                  any breach or non-fulfillment of any covenant or obligation to be performed by the Purchaser under this Agreement.

(c)                                  Procedures Relating to Indemnification.

(i)                                     Any Party seeking indemnification under this Section 9.2 (an “Indemnified Party”) shall promptly give the Party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement stating in reasonable detail the nature of the claim, the amount of the Losses if known or reasonably ascertainable at the time such claim is made, or if not then reasonably ascertainable, the maximum amount of such claim reasonably estimated by the Indemnified Party and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.2 except to the extent the Indemnifying Party is prejudiced by such failure. With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the notice from the Indemnified Party that the Indemnifying Party disputes such claim, the

Indemnifying Party shall be deemed to have disputed such claim. If the Indemnifying Party has disputed (or been deemed to have disputed) a claim for indemnification (including any Third Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute.  If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the dispute notice by the Indemnifying Party, or upon expiry of the thirty (30) days’ period from the Indemnifying Party’s receipt of the notice from the Indemnified Party, such dispute shall be resolved by arbitration pursuant to Section 10.3.

(ii)                                  If an Indemnified Party shall receive notice of any Legal Proceeding, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Section 9.2, within twenty (20) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.2 except to the extent that the Indemnifying Party is prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party (or within thirty (30) days following the Closing with respect to any Third Party Claim that exits at the Closing which have been disclosed in Section 3.10 of the Disclosure Schedule); provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (not to be unreasonably withheld, delayed or conditioned) unless the terms of such settlement or compromise (i) call only for a payment to the Indemnified Party (or of the Third Party Claim directly), the full amount of which is indemnified  hereunder, (ii) does not impose an injunction or other equitable relief upon the Indemnified Party, and (iii) contains an unconditional release of the Indemnified Party in respect of such claim. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld, delayed or conditioned).

Section 9.3                                         Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement:

(a)                                 the maximum aggregate amount of indemnifiable Losses that may be recovered from the Warrantors collectively by all Purchaser Indemnitees pursuant to Section 9.2(a)(i) and Section 9.2(a)(vi) (other than with respect to the Company Fundamental Warranties and the Warrantor Fundamental Warranties) shall be US$700,000,000;

(b)                                 no Warrantor shall be liable to any Purchaser Indemnitee for any claim for indemnification unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Warrantors equals or exceeds $5,000,000, in which case the Warrantors shall indemnify such Purchaser Indemnitee for the Losses from the first dollar (subject to other limitations provided in this Article IX) (provided, that in each such case, in determining the existence of, or amount of Losses resulting from, arising out of, or related to, any breach of or inaccuracy in any such representation or warranty, the terms “material”, “materiality”, “Material Adverse Effect” or other similar terms shall be disregarded and deleted from such representations and warranties for all purposes);

(c)                                  the Warrantors shall not be obligated to indemnify any Purchaser Indemnitee with respect to any Loss to the extent (i) that a specific accrual or reserve for the amount of such Loss was reflected on the Financial Statements or the notes thereto which accrual or reserve does not constitute a breach of Section 3.7, (ii) reflected in the Closing Statement; provided that the Loss reflected in the Closing Statement has been taken into account in the calculation of the Final Purchase Price;

(d)                                 no Person shall have a right to make a claim for any Loss for contingent or inchoate claims and may claim only for a Loss that has, in fact, been paid or incurred;

(e)                                  the Warrantors shall not have any liability under any provision of this Agreement for any punitive, incidental, consequential or special damages, except in each case awarded by a court of competent jurisdiction in connection with a Third Party Claim or are otherwise reasonably foreseeable results of the applicable breach;

(f)                                   the Purchaser Indemnitees’ right to indemnification pursuant to this Agreement shall be reduced by (i) all insurance or other proceeds actually recovered (but net of all costs and expenses incurred in order to obtain such recovery) by Purchaser Indemnitees from third parties, including, pursuant to indemnification obligations of third parties in favor of the Group Companies, and (ii) the amount of any Tax benefit actually realized by any Purchaser Indemnitee or its Affiliates as a result of such Losses (determined on a with and without basis) in the year such Losses are incurred or the indemnity payment is made;

(g)                                  in no circumstances shall the Indemnified Parties be entitled to recover an amount of Losses more than once under this Agreement in respect of the same Loss;

(h)                                 notwithstanding anything herein to the contrary, the limitations set forth in this Section 9.3 shall not apply to fraud.

Section 9.4                                         Duty to Mitigate.  Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

Section 9.5                                         Exclusivity.  After the Closing, except in respect of fraud and the matters covered by Section 2.7, this Article IX will provide the sole and exclusive remedy against any Warrantor for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby.  Notwithstanding the foregoing, the provisions of this Section 9.5 shall not, however, prevent or limit a cause of action under Section 10.6 to obtain an injunction or injunctions to prevent breaches of this Agreement and other Transaction Documents and to enforce specifically the terms and provisions hereof and thereof.

Section 9.6                                   Tax Treatment of Indemnification Payments.  All indemnification payments made under this Article IX shall be treated as adjustments to the Final Purchase Price for Tax purposes, unless otherwise required by applicable Law.

Section 9.7                                   Deduction from Indemnity Withheld Amount. Any amount of indemnifiable Losses any Purchaser Indemnitee is entitled to under Section 9.2 shall be paid first out of the Indemnity Withheld Amount, to the extent any such amount remains.

Article X

Miscellaneous

Section 10.1                            Expenses.  Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby (the “Transaction Expenses”), provided that the Company shall not incur or bear (or pay on behalf of any other Party), and no Party shall cause the Company to incur or bear (or pay on behalf of such Party), any Transaction Expenses.

Section 10.2                            Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong (without giving effect to any choice of law principles thereof that would cause the application of the laws of another jurisdiction).

Section 10.3                            Arbitration.

(a)                                 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Hong Kong in accordance with the Hong Kong International Arbitration Center Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules. The HKIAC Rules are deemed to be incorporated by reference to this section. The tribunal shall be comprised of three (3) arbitrators. The Purchaser, on the one hand, and the Warrantors, on the other hand, shall each nominate one arbitrator and the third, who shall serve as president of the tribunal, shall be nominated by the party-nominated arbitrators. The arbitration shall be conducted in English.  Each Party irrevocably and unconditionally consents to such arbitration as the sole and exclusive method of resolving any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, other than any proceedings to seek the remedies of specific performance as contemplated by Section 10.6.

(b)                                 The award of the arbitral tribunal shall be final and binding on the Parties. The Parties agree that they will not have recourse to any judicial proceedings, in any jurisdiction whatsoever, for the purposes of seeking appeal, annulment, setting aside, modification or any diminution or impairment of its terms or effect insofar as such exclusion can validly be made. Judgment upon any award rendered may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

Section 10.4                            Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto) and the other Transaction Documents represent the entire understanding and agreement among the Parties with respect to the subject matter hereof and thereof, and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.

Section 10.5                            Amendments and Waivers This Agreement can be amended, supplemented or changed only by written instrument making specific reference to this Agreement signed by the Purchaser, the Warrantors and the Company, and any provision hereof can be waived only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 10.6                            Specific Performance.  The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof.  It is accordingly agreed that prior to termination of this Agreement in accordance with its terms, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith) the terms and provisions of this Agreement, this being in addition to any other remedy to which each Party is entitled at law or in equity.

Section 10.7                            Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed effectively given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by fax (with written confirmation of transmission) or email (provided that the sender of email shall not have received any message that such email was not timely delivered) or (iii) two Business Days following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Purchaser or, after the Closing, to the Company, to:

26th Floor, Tower One, Times Square, 1 Matheson Street Causeway Bay,
Hong Kong S.A.R.
Attention: General Counsel
E-mail: legalnotice@hk.alibaba-inc.com

With a copy to (which shall not constitute notice):

Fangda Partners
26/F, One Exchange Square, 8 Connaught Place, Central
Hong Kong
Attention: Jonathan Zhou
Email: jzhou@fangdalaw.com

If to the Seller or the Seller Parent or, before the Closing, to the Company, to:

PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Attention: Legal Department

Email: malegal@service.netease.com

With a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher

32/F Gloucester Tower, The Landmark, 15 Queen’s Road Central

Hong Kong

Attention: Paul Boltz Jr.

Email: PBoltz@gibsondunn.com

Section 10.8                            Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.9                            Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided in Section 9.2 hereof. No assignment of this Agreement or of any rights or obligations hereunder may be made by (i) the Seller, the Seller Parent or the Company, directly or indirectly (by operation of law or otherwise), without the prior written consent of the Purchaser, or (ii) the Purchaser directly or indirectly (by operation of law or otherwise), without the prior written consent of the Seller, and any attempted assignment in violation of this Section 10.9 shall be void; provided, that the Purchaser may assign its rights under this Agreement (including the Purchaser’s rights to purchase the Purchased Shares and Purchaser’s rights to seek indemnification hereunder) to any of its Affiliates. Each obligation of the Seller shall be deemed to be also the obligation of the Seller Parent on a joint and several basis, and vice versa.

Section 10.10                     Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Purchaser or any Warrantor shall have any liability for any obligations or liabilities of the Purchaser or any Warrantor, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 10.11                     Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Taobao Holding Limited

By:	/s/ Timothy A. Steinert
Name: Timothy A. Steinert
Title: Authorized Signatory

[Project Venus E - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

HQG, Inc.

By:	/s/ William Lei Ding
Name: William Lei Ding
Title: Authorized Signatory

[Project Venus E - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

NetEase E-Commerce, Inc.

By:	/s/ William Lei Ding
Name: William Lei Ding
Title: Authorized Signatory

[Project Venus E - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

NetEase, Inc.

By:	/s/ William Lei Ding
Name: William Lei Ding
Title: Authorized Signatory

[Project Venus E - Signature Page to Share Purchase Agreement]

SCHEDULE A

LIST OF OUTGOING DIRECTORS

SCHEDULE B-1

BALANCE SHEET DATE NET DEBT CALCULATION PRINCIPLES

SCHEDULE B-2

NET WORKING CAPITAL CALCULATION PRINCIPLES

SCHEDULE C

LIST OF EXEMPTED BUSINESSES

SCHEDULE D-1

LIST OF GROUP COMPANY AWARD GRANTEES

SCHEDULE D-2

LIST OF NETEASE GROUP AWARD GRANTEES

SCHEDULE E

LIST OF NON-SOLICIT PERSONS

SCHEDULE F

LIST OF INTELLECTUAL PROPERTY TO BE DE-REGISTERED

SCHEDULE G

LIST OF OFFSHORE GROUP COMPANIES FOR WHICH DIRECTORS WILL BE REPLACED AT CLOSING

SCHEDULE H

DISCLOSURE SCHEDULE

SCHEDULE I

LIST OF INTELLECTUAL PROPERTY TO BE LICENSED BACK TO NETEASE

SCHEDULE J

CERTAIN OFFER LETTER INFORMATION

SCHEDULE K

LIST OF INTELLECTUAL PROPERTY TO BE TRANSFERRED FROM KAOLA TO NETEASE

SCHEDULE L

LIST OF INTELLECTUAL PROPERTY TO BE TRANSFERRED FROM NETEASE TO KAOLA

EXHIBIT A

FORM OF RESIGNATION AND RELEASE LETTERS

EXHIBIT B

FORM OF INSTRUMENT OF TRANSFER

EXHIBIT C

FORM OF TRANSITIONAL SERVICES AGREEMENT

EXHIBIT D

FORM OF ONSHORE EQUITY TRANSFER AGREEMENT

EXHIBIT E

FORM OF TERMINATION AGREEMENTS

EXHIBIT F

FORM OF REPLACEMENT CONTROL AGREEMENTS

EXHIBIT G

FORM OF NETEASE AGREEMENT

EXHIBIT H

FORM OF NON-COMPETE UNDERTAKING

EXHIBIT I

FORM OF WAIVER LETTER